Exhibit 1.7

Group overview
Munksjö 2013
Financial report
Munksjö 2013
47
Board of Directors’ Report 2013
Munksjö 2013
Board of Directors’ Report 2013
Board of Directors’ Report 2013
Forming a global leader in specialty paper – combining Munksjö AB with Ahlstrom’s Label and Processing business area.
> On 28 August 2012, Munksjö Oyj, Munksjö AB, EQT and Ahlstrom Corporation agreed to form a global leader in specialty papers by combining Munksjö AB with Ahlstrom’s Label and Processing business area in Europe (LP Europe) and Brazil (Coated Specialties). In 2013, the new company had in aggregate pro forma net sales of EUR 1.1 billion, approximately 3,000 employees, 15 production sites in Europe, Brazil and China, and a worldwide sales organisation. The operations are divided into four business areas: Decor, Release Liners, Industrial Applications, and Graphics and Packaging.
The business combination is a natural step in Munksjö’s strategy to focus on growth within specialty papers. Munksjö Oyj is the world’s largest specialty paper company with a strong position in selected market segments. The acquisition will boost competitiveness and efficiency while offering further potential for organic and strategic growth.
The combination of the operations was completed in two phases during 2013. The first phase, the combination of Munksjö AB with LP Europe, was completed on 27 May following regulatory approvals from the European Commission’s Competition Authority and the Brazilian Competition Authority (CADE). The second phase of the combination was completed on 2 December, when the Coated Specialites operation’s in Jacarei, Brazil were combined with Munksjö Oyj in a partial demerger. Coated Specialties is as of 2 December part of the business area Release Liners.
The approval by the European Commission’s Competition Authority for the combination was conditional on the divestment of Ahlstrom’s production lines for abrasive paper backings and pre-impregnated decor papers in Osnabrück, Germany, to a third party. On 31 December 2013, Ahlstrom issued a stock exchange release announcing that the company had finished the divestment process.
LP Europe was combined with Munksjö AB as follows: first, a demerger of Ahlstrom was carried out, followed by the acquisition of Munksjö AB in exchange for new shares in Munksjö Oyj, and finally by a directed share issue by Munksjö Oyj to Ahlstrom, EQT, Munksjö AB and certain institutional investors.
The conditions for the execution of the Coated Specialties demerger were not fulfilled prior to the expiration of the demerger decision made by Ahlstrom’s Extraordinary General Meeting on 27 November 2012, and therefore Ahlstrom convened an new Extraordinary General Meeting to resolve on a new partial demerger of Coated Specialties. Ahlstrom’s
Extraordinary General Meeting approved on 4 July 2013 the demerger of the Coated Specialties in accordance with the demerger plan. Munksjö Oyj’s and Ahlstrom’s respective boards signed on 13 May 2013 a new demerger plan and cancelled the previous plan because not all approvals by the authorities were obtained before the previous resolution expired.
Coated Specialties was combined with Munksjö Oyj according to the following: According to the demerger plan, all assets and liabilities belonging to Coated Specialties was transferred to Munksjö Oyj through a partial demerger. According to the demerger plan Munksjö’s shareholders resolved, on 17 May 2013, that on the completion day of the demerger, new shares would be issued as a demerger consideration.
Upon execution of the two phases of the combination, the shareholders in Ahlstrom received, as demerger consideration, new shares in Munksjö Oyj. Trading of Munksjö Oyj’s shares commenced on the Helsinki Stock Exchange (NASDAQ OMX Helsinki Oy) on 7 June 2013. Further details on share trading and the demerger consideration can be found under the heading ‘Shares and shareholders’. Further details on the business combination and on how the pro forma figures were derived is provided in the notes to the Financial Statements Bulletin published on 13 February 2014.
Synergies and integration
Annual synergy benefits rising from the business combination are related to procurement, production efficiency, economies of scale and improved organisational performance and efficiency, and are expected to be between EUR
20-25 million.
Integration efforts were launched in May when the first phase of the business combination was completed and are proceeding according to plan. At year end, the annual synergy benefits run-rate was EUR 11 million. The synergies were achieved within procurement and improved efficiency within the organisation. It is within these areas, including the improvement programme in the business area Graphics and Packaging, that synergies are expected to be further developed during 2014.
EUR 5 million in synergy savings were realised and recorded in the 2013 financial results.
An annual synergy savings level within the communicated range is expected to be reached already during 2014. The previously communicated 60 per cent after the first 12 months is expected to be surpassed.
Non-recurring items to achieve synergies are estimated to EUR 10-15 million and the

48
Munksjö 2013
Board of Directors’ Report 2013
THE GROUP
NET SALES
PRO FORMA II2)
2013
Decor
32%
Release Liners
38%
Industrial Applications
14%
Graphics and Packaging
16%
NET SALES
PRO FORMA II2)
MEUR
300
250
200
150
100
50
0
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4
2012
2013
EBITDA & MARGIN (ADJ.*)
PRO FORMA II2)
MEUR
%
25
10
20
8
15
6
10
4
5
2
0
0
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4
2012
2013
* Adjusted for non-recurring items.
2) Includes LP Europe and Coated
Specialities from January 2012.
majority; approximately EUR 11 million was recorded in the financial result for 2013. Of these costs EUR 4 million impacted the cash flow in 2013, while the rest of the costs are expected to affect the cash flow during 2014.
Annual cost savings as a result of the separation of the specialty paper operations from Ahlstrom’s other business operations (stand-alone cost savings), will amount to EUR 11 million annually and are hence within the previously communicated range of EUR 10-15 million.
Munksjö Group
Reported
Net sales increased to EUR 863.3 (607.1) million, primarily as a result of the combination. The acquired business contributed an additional EUR 257.0 million to net sales.
EBITDA adjusted for non-recurring items increased to EUR 55.0 (42.3) million while the adjusted EBITDA margin was 6.4% (7.0%). Operating result adjusted for non-recurring items was EUR 15.7 (16.9) million and the adjusted operating margin 1.8% (2.8%). Most of the non-recurring items totalling EUR -49.1 (-9.5) million relates to the business combination. For non-recurring items in January- December 2013, see the table below.
MEUR
Transaction costs
–13.4
Commitment in relation to
Osnabrück
–13.5
Inventory valuations
–2.4
Cost for achieving the foreseen
synergy benefits
–11.0
Environmental provisions
–6.3
Other costs
–2.5
Total
–49.1
The transaction costs are primarily costs for financial and legal advice as well as market studies and similar activities for the assessment of the transaction.
Munksjö made a commitment to pay certain costs arising from the divestments of some businesses in Osnabrück, Germany, required by the European Commission as a condition for regulatory approval. This commitment is included in the non-recurring items in the amount of EUR 13.5 million. This cost was booked in the second quarter of 2013. The equivalent impact on cash flow during 2013 was EUR 2.5 million. Inventory valuation refers to the non-cash revaluation of inventories at the time of acquisition.
The costs for achieving the synergy and
integration benefit levels are costs for achieving the communicated synergies including the improvement programme for Graphics and Packaging. The environmental provisions in respect of the closed production facilities in Italy and the USA have increased. Other non-recurring items include, among other things, minor restructuring costs deemed to be unrelated to the synergy benefits programme.
The operating loss was EUR -33.4 (7.4) million with a net loss of EUR -57.4 (-10.5) million.
Pro forma II
Pro forma II net sales decreased to EUR 1,120.3 (1,154.6) million. Net sales for the business area Industrial Applications increased but remained at the same level as in the previous year for business area Decor. Net sales for Release Liners decreased short of the 2012 level. Compared to 2012 the Brazilian real weakened significantly against the euro, which affects the euro-translated sales and profit of the Brazilian operations. Net sales by Graphics and Packaging decreased short of the 2012 level.
The business areas Decor and Industrial Applications showed higher adjusted EBITDA margins than in 2012 whereas the equivalent margins for the business areas Release Liners and Graphics and Packaging were weaker. Somewhat lower raw material prices in 2013 had a positive impact on profitability but a less favourable product mix diluted this effect. The holiday shutdown in the third quarter went according to plan in terms of scope, but its negative impact on financial result was slightly greater than in 2012.
Adjusted pro forma II EBITDA decreased to EUR 64.1 (76.6) million and the adjusted pro forma II EBITDA margin to 5.7% (6.6%). The fourth quarter 2012, includes a positive impact on the result of approximately EUR 8 million, the release of certain accruals related to personnel liabilities and production costs. The result for the first quarter 2013 includes a positive impact on the result of approximately EUR 3 million as a result of the release of certain accruals related to personnel liabilities.
The market conditions and financial results for 2013 as a whole for the respective business areas are discussed on the following pages..
Decor business area
Reported
Volumes developed favourably during the year growing by 5%. The growth in volumes characterising the first half of 2013 levelled off slightly during the second half following the traditionally weaker summer season. Above all, the increase in volume was due to greater demand for pre-impregnated decor paper used

Group overview
Munksjö 2013
Financial report
Munksjö 2013
49
Board of Directors’ Report 2013
primarily within the furniture industry. The patented proprietary pre-impregnated decor paper technology has been developed in-house with great success over the past ten years.
Net sales remained at the same level as in 2012 reaching EUR 368.2 (368.4) million. The positive trend in volumes did not have an equivalent impact on net sales, and the average price was lower than in 2012, which was mainly due to the less favourable geographic and product mix and partly due to the selective price adjustments made. No overall price reductions were made by the business area.
The financial result was affected by the yearly holiday shutdown which was slightly longer than in 2012 as well as by increased personnel and sales-related costs. The lower raw material costs driven by lower prices on titaniumdioxide and pulp had a positive effect on the result. EBITDA adjusted for non-recurring items increased to EUR 33.7 (30.3) million and the adjusted EBITDA margin to 9.2% (8.2%). Operating result adjusted for non-recurring items was EUR 21.9 (19.6) million with an adjusted operating margin of 5.9% (5.3%).
Operating result was EUR 14.5 (19.1) million with an operating margin of 3.9% (5.2%).
Release Liners business area
Reported
In 2012, the business area consisted of Munksjö’s pulp production facility in Aspa. The part of LP Europe that primarily manufactures release papers for e.g. labels, special tapes, office labels, self-adhesive stickers and a range of industrial and graphics applications, was included into the business area as of 27 May 2013. The production facility in Jacarei (Coated Specialties), Brazil, was included in the business area as of 2 December 2013. The Jacarei production facility delivers coated and uncoated specialty paper grades to the South-American market, primarily Brazil.
Net sales increased to EUR 249.1 (98.2) million as a result of the business combination. The acquired business contributed an additional EUR 154.6 million to net sales.
EBITDA adjusted for non-recurring items increased to EUR 15.7 (4.8) million and the adjusted EBITDA margin to 6.3% (4.9%). Operating result adjusted for non-recurring items was EUR 0.4 (-1.8) million with an adjusted operating margin of 0.2% (-1.9%).
Operating result was EUR -2.5 (-1.8) million with an operating margin of -1.0% (-1.9%).
Pro forma II
The delivery volumes by the business area decreased due to the reduced pulp deliveries and lower deliveries within the paper business.
Pro forma II net sales decreased to EUR 432.8 (467.2) million. Pro forma II net sales by the Brazilian operations was EUR 81.8 million.
The average price in the paper business decreased because of price adjustments whereas the average price in the pulp business increased as a result of the higher market price of pulp. The average price in the Brazilian operations denominated in local currency increased mainly due to price increases. Compared to 2012, the Brazilian Real has weakened significantly against the Euro, which affected the euro-translated sales of the Brazilian operations.
Financial result in the pulp business developed favourably mainly as a result of the higher market price and lower cost of wood. The price increases introduced by the Brazilian operations did not fully compensate for the increased cost of raw materials. As the Brazilian Real has weakened against the Euro, depreciation of the Brazilian real against the euro also affected the euro-translated financial result of the Brazilian operations. Adjusted pro forma II EBITDA decreased to EUR 23.9 (35.7) million and the adjusted pro forma II EBITDA margin to 5.5% (7.6%). In the fourth quarter 2012, the financial result was affected by a positive impact of approximately EUR 7 million as result of, inter alia, the release of certain accruals related to personnel liabilities and production costs. The result for the first quarter 2013 includes a positive impact on the result of approximately EUR 1 million as result of, the release of certain accruals related to personnel liabilities.
Industrial Applications business area
Reported
The year was characterised by a positive development of volumes, particularly in abrasive backings and thin papers, resulting in a 7% increase in deliveries.
Net sales increased as a result of increased volumes to EUR 158.0 (148.2) million.
The investment in a wet pulp loading station for unbleached pulp, from Billingsfors, in the production facility in Aspa brought to completion in May 2013 contributed to a more favourable energy balance and increased capacity utilisation rate in the Billingsfors production facility. Other factors affecting financial result included improved capacity utilisation due to a positive development of volumes and reduced raw material costs. The holiday shutdown impacted the financial result to similar extent as in the previous year. EBITDA adjusted for non-recurring items increased to EUR 16.1 (12.2) million and the adjusted EBITDA margin to
10.2% (8.2%). Operating result adjusted for non-
DECOR BUSINESS AREA
NET SALES
PRO FORMA II2)
2013
Decor
32%
Release Liners
38%
Industrial Applications
14%
Graphics and Packaging
16%
NET SALES
MEUR
100
80
60
40
20
0 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4
2012
2013
EBITDA & MARGIN (ADJ.*)
MEUR
%
10
10
8
8
6
6
4
4
2
2
0
0
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4
2012
2013
* Adjusted for non-recurring items.
2) Includes LP Europe and Coated
Specialities from January 2012.

50
Munksjö 2013
Board of Directors’ Report 2013
RELEASE LINERS
BUSINESS AREA
NET SALES
PRO FORMA II2)
2013
Decor
32%
Release Liners
38%
Industrial Applications
14%
Graphics and Packaging
16%
NET SALES
PRO FORMA II2)
MEUR
150
120
90
60
30
0
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4
2012
2013
EBITDA & MARGIN (ADJ.*)
PRO FORMA II2)
MEUR
%
12
10
10
8
8
6
6
4
4
2
2
0
0
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4
2012
2013
* Adjusted for non-recurring items.
2) Includes LP Europe and Coated
Specialities from January 2012.
recurring items was EUR 8.6 (4.7) million with an adjusted operating margin of 5.4% (3.2%).
Operating result was EUR 7.3 (4.2) million with an operating margin of 4.6% (2.9%).
Graphics and Packaging business area
Reported
As the business area became part of the Group in connection with the completion of the first phase of the business combination on 27 May 2013, no financial result for the corresponding period last year is reported.
Net sales were EUR 102.4 million.
EBITDA adjusted for non-recurring items was EUR -1.5 million and the adjusted EBITDA margin -1.5%. Operating result adjusted for non-recurring items was EUR -5.1 million with an adjusted operating margin of -5.0%.
Operating result was EUR -12.6 million with an operating margin of -12.3%.
Pro forma II
Delivery volumes increased by 3% relative to 2012. The increase was mainly during the first half of the year. Pro forma II net sales decreased to EUR 175.9 (178.4) million.
The result for the fourth quarter 2012 includes a positive impact on the result of approximately EUR 1 million as result of the release of certain accruals for personnel liabilities. The result for the first quarter 2013 includes a positive impact on the result of approximately EUR 2 million as result of the release of certain accruals for personnel liabilities.
Adjusted pro forma II EBITDA decreased to EUR -0.6 (3.7) million and the adjusted pro forma II EBITDA margin to -0.3% (2.1%).
A programme was launched during the third quarter to substantially improve the business area’s financial performance. The programme includes measures to reduce fixed costs, increase capacity utilisation rate and adjust the product mix to improve competitiveness. The strategic change that involves replacing low-margin products in the product portfolio had a slightly negative impact on capacity utilisation and thus financial result during the year. The holiday shutdown of the two production facilities included in the business area during the third quarter of 2013, had a negative impact on financial result. The production costs in the business area increased relative to 2012 mainly due to higher energy costs.
Parts of the programme to substantially improve the business area’s financial result require consultations and information to the relevant trade unions in compliance with national laws and regulations. The process is ongoing and the ambition is to finalise during the first quarter of 2014. The cost of and savings for personnel reductions are included in the foreseen synergy costs and synergies.
Balance sheet, financing, cash flow and taxes
In connection with the business combination described above in the section titled ‘Forming a global leader in specialty paper – combining Munksjö AB with Ahlstrom’s Label and Processing business area’, Munksjö Oyj in May 2013 entered into a EUR 365 million Term and Revolving Facilities Agreement.
The facilities consist of EUR 295 million term loan facilities to provide financing for the repayment of certain existing loans of Munksjö AB to credit institutions, and for the repayment of the debt assumed by Munksjö Oyj towards Ahlstrom Corporation in connection with the LP Europe demerger, and EUR 70 million revolving credit facility to provide working capital financing for Munksjö Oyj and its subsidiaries. At 31 December 2013, EUR 305 million of the total facilities of EUR 365 million had been utilised.
EUR 100 million of the term loan facility has bi-annual repayments of EUR 10 million commencing December 2013 and finishing March 2018. The remaining EUR 195 million is also repayable in March 2018. The interest payable under the facilities agreement depends on the ratio of consolidated senior net debt to consolidated EBITDA of the Group. Currently, the weighted average interest rate is approximately 4.2 per cent.
As a consequence of the net debt adjustment mechanism agreed upon in the business combination, Munksjö AB’s shareholders received a net debt compensation amounting to EUR 11.5 million. This net debt compensation was invested in a directed share issue of Munksjö Oyj. Munksjö AB following the receipt of the new shares in Munksjö Oyj distributed the new shares to its shareholders in the form of a dividend in kind. In addition, Ahlstrom paid a total of EUR 9.5 million to the reserve for invested unrestricted equity of Munksjö Oyj in respect of a working capital adjustment.
Ahlstrom, EQT III Limited through Munksjö Luxembourg Holding S.à r.l. and the institutional investors, made equity investments in Munksjö Oyj’s directed share issue of EUR 128.5 million divided between the investors as follows: Ahlstrom EUR 78.5 million, EQT III Limited EUR 25.0 million, Varma Mutual Pension Insurance Company EUR 6.25 million and Ilmarinen Mutual Pension Insurance Company EUR 18.75 million.
Interest-bearing net debt amounted to EUR

Group overview
Munksjö 2013
Financial report
Munksjö 2013
51
Board of Directors’ Report 2013
230.4 million at 31 December 2013 (30 September 2013: 257.5 31 December 2012: 217.3), resulting in a gearing of 54.4% (30 September 2013:
66.8%, 31 December 2012: 108.9%).
Shareholders’ equity at the end of the year amounted to EUR 423.8 (30 September 2013: 385.7, 31 December 2012: 199.5) and total assets increased to EUR 1,188.3 (30 September 2013: 1,101.3: 31 December 2012: 679.0). The increase in equity and assets is mainly related to the business combination.
Net financial items
Net financial items for January-December 2013 amounted to EUR -22.9 (-16.3) million of which EUR 4.0 million relates to the amortisation of capitalised bank fees. Costs relating to the new facilities of Munksjö Oyj has been capitalised with EUR 9.7 million. These will be amortised over the duration of these facilities. The net financial cost for the period includes realised interest rate swaps of EUR -0.2 (-3.7) million. At the end of the year, the fair value of unrealised interest rate swaps amounted to EUR -0.2 (-0.1) million.
Hedging
Munksjö Oyj is hedging part of its electricity and pulp costs, as well as a part of the expected net cash flow in foreign currencies. Hedging activities are managed centrally and reported in segment ‘other’. At the end of the year the market value of unrealised hedges amounted to EUR -1.3 (-0.4) million. The operating result for January to December 2013 includes realised hedges of EUR -0.7 (0.7) million.
Cash flow
Cash flow from operating activities amounted to EUR 45.7 (55.0) million. The cash outflow from capital expenditure amounted to EUR -22.6 (-14.8) million and the cash flow from financing activities was EUR -5.7 (-1.6) million. The cash flow during the financial year is i.a. impacted by the significant changes in corporate structure. The first interim report subsequent to the transaction with LP Europe as of the second quarter 2013 showed a net debt of EUR 268.2 million whereas as the net debt at the end of the fourth quarter 2013 amounted to EUR 230.4 million. The main factors affecting the cash flow generated from operations between these dates in addition to the underlying earnings is the effect of the working capital improvement program including an increase in factoring as well as the cash flow effect of the non-recurring items.
Capital Expenditures
Capital expenditure for January-December 2013 amounted to EUR 22.6 (14.8) million and was mainly related to smaller investments for maintenance. The comparative figures are only related to Munksjö AB. The largest recent investment project during the year has been a wet pulp loading station in the production facility in Aspa to receive pulp from the production facility in Billingsfors leading to better capacity utilisation in Billingsfors, and lower production cost per tonne. The construction commenced at the end of 2012 and was completed in May 2013.
Taxes
The income tax charge for the year ended was EUR -1.1 (-1.6) million representing an effective rate of 2.0 per cent. The charge is a combination of tax charges and tax benefits in local jurisdictions. The tax benefit from losses is low due to the significant level of non-deductible expenses related to the combination. The tax charge has also been impacted by an additional tax provision recorded in respect of an ongoing German tax audit.
SUMMARY OF FINANCING ACTIVITIES
MEUR
Dividends to Munksjö AB shareholders
-11.5
Working capital adjustment
9.5
Proceeds from directed share issue
128.5
Cost of share issue
-6.6
Proceeds from facilities agreement
315.0
Cost of new borrowings (excluding legal fees)
-9.6
Repayment of LP Europe debt
-154.3
Repayment of Munksjö AB borrowings
-264.3
BUSINESS AREA
INDUSTRIAL APPLICATIONS
NET SALES
PRO FORMA II2)
2013
Decor
32%
Release Liners
38%
Industrial Applications
14%
Graphics and Packaging
16%
NET SALES
MEUR
50
40
30
20
10
0
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4
2012
2013
EBITDA & MARGIN (ADJ.*)
MEUR
%
6
15
5
12
4
9
3
6
2
3
1
0
0
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4
2012
2013
* Adjusted for non-recurring items
2) Includes LP Europe and Coated
Specialities from January 2012.

52
Munksjö 2013
Board of Directors’ Report 2013
BUSINESS AREA
GRAPHICS & PACKAGING
NET SALES
PRO FORMA II2)
2013
Decor
32%
Release Liners
38%
Industrial Applications
14%
Graphics and Packaging
16%
NET SALES
PRO FORMA II2)
MEUR
50
40
30
20
10
0
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4
2012
2013
EBITDA & MARGIN (ADJ.*)
PRO FORMA II2)
MEUR
%
2,5
6
2,0
5
1,5
4
1,0
3
2
0,5
1
0,0
0
-0,5
-1
-1,0
-2
-3
-1,5
-4
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4
2012
2013
* Adjusted for non-recurring items.
2) Includes LP Europe and Coated
Specialities from January 2012.
Company structure and Management Team
Munksjö is organised in four business areas and five group functions. The Business Areas are Decor, Release Liners, Industrial Applications and Graphics and Packaging. The five group functions include Finance, Human Resources and Communications, Strategic Development, Legal and Sales Offices.
The new Management Team structure commenced in May 2013, as Munksjö Oyj was formed. The Mangement Team consists of the CEO, functional managers and managers of the various business areas. The members of the Management Team are nominated by the CEO and appointed by the Board of Directors. The members of the Management Team report to the CEO.
Employees
The reported number of employees (FTE’s) was in average 2,216 (1,679) in 2013. The reported number is a calculated average with only seven months of the combined business entities included, with the exception of the employees in Brasil, included only for one month. At the end of December 2013, Munksjö had 2,893 (1,769) number of employees and the average number of employees (FTE’s) for December was 2,783 (1,664).
Of Munksjö’s total number of employees at the end 2013 38% (28%) were employed in France, 21% (36%) in Sweden, 16% (26%) in Germany, 10% (0%) in Italy, 8% (0%) in Brazil, 6% (9%) in Spain and 1% (1%) in other countries. More information about Munksjö’s employees is available on page 29.
Product development
Munksjö’s four business areas are responsible for their respective product development. Most of this work is carried out in the development center in Apprieu in France, with full focus on meeting customer requirements for functionality and quality. The development projects are initiated and implemented in collaboration with clients, but also in the context of Munksjö’s own product development.
Risks and uncertainty factors
Munksjö is exposed to changing market conditions and uncertainty caused by both macroeconomic and industry related events and is therefore exposed to risks that may arise from its operations, changes in the business environment, developments in the global economy or potential changes in the legislative framework. The materialisation of such risks could have an adverse effect on Munksjö’s operations, earnings and financial position.
Munksjö’s significant risks and uncertainty factors mainly consist of developments in demand and prices of sold products, the cost and availability of significant raw materials, the financing risk, as well as risks related to changes in the operative environment and the financial markets. Munksjö may also have difficulties integrating the businesses of Munksjö AB and Ahlstrom’s Label and Processing business and the expected benefits and synergies of the business combination may not be realised.
More information about risks related to Munksjö’s business and risk management is available on page 42 and on www.munksjo.com.
Authorisations to repurchase and distribute the company’s own shares
On 13 May, 2013 the shareholders of Munksjö resolved on the following issues.
Authorisation to repurchase own shares
The Board of Directors was authorised to repurchase at maximum 600,000 own shares of the company, however taking into account the provisions concerning the maximum amount of own shares held by the company. The own shares may be repurchased in one or several
THE MANAGEMENT TEAM CONSISTS OF;
Jan Åström
President and CEO
Kim Henriksson
Executive Vice President and Chief Financial Officer
Daniele Borlatto
Executive Vice President and President Release Liners
Åsa Fredriksson
Senior Vice President HR and Communications
Anna Bergquist
Senior Vice President Strategic Development
Gustav Adlercreutz
Senior Vice President and General Counsel
Christian Mandl
Business Area Manager Manufacturing Decor
Norbert Mix
Business Area Manager Sales and Marketing Decor
Dan Adrianzon
President Industrial Applications
Roland Le Cardiec
President Graphics and Packaging
Complete profiles of the members of the Management Team are available on page 39.

Group overview
Munksjö 2013
Financial report
Munksjö 2013
53
Board of Directors’ Report 2013
instalments by using the invested unrestricted equity of the company. The authorisation is valid until 30 June 2014.
The shares may be repurchased otherwise than in proportion to the shareholders’ holdings in the company through public trading in NASDAQ OMX Helsinki Ltd at the prevailing market price. The shares will be repurchased and paid in accordance with the rules and guidelines of NASDAQ OMX Helsinki Ltd and Euroclear Finland Ltd. The company’s own shares may be repurchased for the development of the Company’s capital structure, for consideration used in acquisitions or industrial reorganisations, for financing acquisitions of assets related to the company’s business and as part of the incentive plan for company management as well as otherwise for further distribution, holding by the company or for annulment. The Board of Directors shall resolve on all other terms and conditions for the repurchase of own shares.
Current authorisation for a share issue
The Board of Directors was authorised to resolve on the issuance of at maximum 600,000 new shares of the company or own shares held by the company in a share issue as described below. The authorisation may be used in one or several instalments either against consideration or without consideration. The authorisation is valid until 30 June 2014.
The Board of Directors is authorised to resolve on to whom and in which order the shares will be issued. The Board of Directors may decide on the issuance of shares in deviation from the shareholders’ pre-emptive rights. The Board of Directors may use the authorisation for the development of the company’s capital structure, for consideration used in acquisitions or industrial reorganisations, for financing acquisitions of assets related to the company’s business or as a part of the incentive plan for company managment. The shares may be conveyed also through public trading. The Board of Directors shall be authorised to resolve on all other terms and matters relating to the share issue in the same way as the General Meeting of shareholders would be entitled to decide.
Used authorisation for a share issue
The Board of Directors was authorized to resolve on the issuance of at maximum 28,000,000 new shares of the company in a share issue as described below. The authorisation may be used in one or several instalments either against consideration or without consideration. The Board of Directors is authorised to resolve on to whom and in which order the shares will be issued. The Board of Directors may decide on the issuance of shares in deviation from the shareholders’ pre-emptive rights. The Board of Directors shall be authorised to resolve on all other terms and matters relating to the share issue in the same way as the General Meeting of shareholders would be entitled to decide.
The authorisation was valid until 30 June 2013 and was used on 24 May 2013 as part of the completion of the first phase of the combination between Munksjö AB and Ahlstrom’s Label and Processing business. For further details, see Munksjö’s stock exchange release published on 24 May 2013.
Approval of demerger and demerger plan related to Coated Specialties
The Board of Directors of Munksjö Oyj on 13 May 2013 signed a new demerger plan, according to which all the assets and liabilities that belong to Ahlstrom’s Label and Processing business in Brazil (Coated Specialties) will be transferred to Munksjö Oyj through a partial demerger. The previous demerger plan concerning Coated Specialties was cancelled due to the fact that the conditions for implementing the demerger were not fulfilled prior to the expiration of the decision made by Ahlstrom’s Extraordinary General Meeting on 27 November 2012. In accordance with the Coated Specialties demerger plan, the shareholders of Munksjö Oyj, resolved on 17 May 2013, on the date of implementation of the demerger, to issue new shares for the payment of the demerger consideration for Coated Specialties. Pursuant to the demerger plan, the shareholders of Ahlstrom Corporation received, in connection with the implementation of the demerger, at the turn of the month November 2013, Munksjö shares as a demerger consideration as described below under the heading ‘Shares and shareholders’.
Shares and shareholders
The trading in Munksjö Oyj’s shares commenced on the Helsinki Stock Exchange (NASDAQ OMX Helsinki Ltd) on 7 June 2013 under the trading symbol MUNK1. All shares carry one vote each and have equal rights.
Munksjö Oyj’s Board of Directors resolved on
24 May 2013, based on the authorisation by the shareholders of Munksjö Oyj on 13 May 2013, and as part of the completion of the combination of Munksjö AB and Ahlstrom’s Label and Processing business, to issue in the aggregate 12,306,807 new shares to the shareholders of Munksjö AB against the transfer of all of the shares in Munksjö AB to the company. The Board of Directors also resolved, based on the

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Munksjö 2013
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same authorisation, to issue in the aggregate 14,865,357 new shares to Ahlstrom Corporation, Munksjö Luxembourg Holding S.à r.l. (EQT), Munksjö AB, Varma Mutual Pension Insurance Company and Ilmarinen Mutual Pension Insurance Company.
Further in May 2013, a total of 11,597,326 new shares in Munksjö Oyj, and in December 2013 a total of 12,291,991 new shares were issued as demerger consideration to Ahlstrom’s shareholders in connection to the execution of the two phase of the combination. Following the registration of the new shares issued in connection with the demergers and the other share issues as described above, the share capital of Munksjö Oyj amounts to EUR 15,000,000 and the total number of shares as of 2 December 2013 to 51,061,581. From the listing date 7 June 2013 to 2 December 2013 the share capital amounted to 38,769,590. No changes in the share capital have occurred since the listing in June. Munksjö does not hold any own shares.
In 2013, the price of Munksjö share decreased by 9.2%, while the index Nasdaq OMX Helsinki (OMXHPI) rose by 22.2% and the OMX Helsinki Mid Cap (OMXHMCPI) rose by 17.3%.
For the reported trading period consisting of 142 trading days, the volume of trades on the Helsinki Stock Exchange was 2,540,515 shares, equivalent to a turnover of EUR 12,160,016. Munksjö’s share is also traded on alternative exchanges, such as BATS Chi-X, however the trading volume on these alternative exchanges in 2013 was marginal.
The daily average trading volume during 2013 was 17,891 shares and the weighted average share price was EUR 4.84. The highest share price was EUR 6.10 and the lowest EUR 4.65. On the last trading day of the reported trading period, 30 December 2013, the share price was EUR 5.40 (30 September 2013: 4.86) and the corresponding market capitalisation was EUR 276 million (30 September 2013: EUR 188 million).
Demerger consideration in connection with the combination
Upon execution of the demerger of LP Europe, the shareholders of Ahlstrom Corporation received as demerger consideration 0.250 and in connection with the execution of the demerger of Coated Specialities 0.265 new shares in Munksjö Oyj for each share owned in Ahlstrom Corporation. In case the number of shares received by a shareholder of Ahlstrom as demerger consideration was a fractional number, the fractions were rounded down to the nearest whole number. No demerger consideration was paid on the basis of own shares held by Ahlstrom.
Large shareholders and flaggings
During the reporting period Munksjö received annoncements about four major changes with regards to the largest shareholders.
On 21 November 2013 Munksjö received an announcement according to which Vimpu Intressenter Ab’s holding in Munksjö has exceeded the threshold of 5 per cent on 20 November 2013.
On 2 December 2013 Munksjö received three announcements. According to the first announcement, the holding of EQT has fallen below the threshold of 25 per cent after the registration of the new shares issued as demerger consideration to Ahlstrom Corporation’s shareholders in connection with the Coated Specialty demerger. According to the second announcement, the direct holding of Ahlstrom Corporation has fallen below the threshold of 20 per cent due to the same registration as above. As earlier communicated, no demerger consideration was paid on the basis of own shares held by Ahlstrom Corporation in the Coated Specialties demerger. According to the third announcement the direct holding of Ilmarinen Mutual Pension Insurance Company has increased in connection with the registration of the new shares issued as demerger consideration in the Coated Specialties demerger, but has fallen below the threshold of 5 per cent.
After the reporting period Munksjö has been informed of four major changes with regards to the largest shareholders. The information can be found under the heading ‘Events after the end of the reporting period’.
Munksjö had approximately 12,150 shareholders in the end of 2013. Munksjö Oyj’s largest shareholder is EQT III, a fund owned by EQT. In the end of 2013 EQT held 24.4 per cent of all shares and voting rights. Information regarding the largest shareholders of Munksjö is regularly updated on the Investor website at www.munksjo.com.
Board of Directors and Board Committees
On 13 May 2013 the shareholders of Munksjö Oyj unanimously resolved that the Board should have six members. The following were elected as members of the board; Peter Seligson (chairman), Fredrik Cappelen Sebastian Bondestam, Elisabet Salander Björklund, Hannele Jakosuo-Jansson and Jarkko Murtoaro. The Board commenced their duty 28 May and in June 2013 Fredrik Cappelen was elected as the Deputy Chairman of the Board.
More information about the Board is available on page 39.

Group overview
Munksjö 2013
Financial report
Munksjö 2013
55
Board of Directors’ Report 2013
Board Committees
The Board of Directors of Munksjö Oyj has elected an Audit Committee and a Remuneration Committee to assist the Board in its operations.
The primary task of the Audit Committee is to assist the Board in fulfilling its supervisory responsibilities and prepare certain accounting and auditing matters to be handled by the Board. In June 2013, the Board of Directors decided that the Audit Committee consists of the following three members: Elisabet Salander Björklund (chairman), Jarkko Murtoaro and Sebastian Bondestam.
The Remuneration Committee’s principal task is to assist the Board in the efficient preparation and handling of the matters pertaining to the appointment and dismissal of the CEO and other executives and their remuneration. In June 2013, the Board of Directors decided that the Remuneration Committee consists of the following three members: Peter Seligson (chairman), Fredrik Cappelen and Hannele Jakosuo-Jansson.
Nomination Board
On 13 May 2013 the shareholders of Munksjö Oyj unanimously resolved to establish a Nomination Board for an indefinite period to prepare proposals to the Annual General Meeting for the election and remuneration of the members of the Board of Directors and the remuneration of the members of the Board committees and the Nomination Board. The Nomination Board comprises representatives of the three largest shareholders of the company and, in addition, of the Chairman of the Board and a person nominated by the company’s Board of Directors as expert members.
The right to nominate the shareholder representatives lies with those three shareholders whose share of all the voting rights in the company is on 31 May preceding the next Annual General Meeting the largest on the basis of the shareholders’ register of Munksjö held by Euroclear Finland. Holdings by a group of shareholders, who have agreed to nominate a joint representative to the Nomination Board, will be summed up when calculating the share of all the voting rights, provided that the shareholders in question present a joint written request to that effect together with a copy of such an agreement to the Chairman of the Board no later than on 30 May preceding the Annual General Meeting. Munksjö has been informed that such an agreement has been made by the following five shareholders; Antti Ahlström Perilliset Oy, Johan Gullichsen, Monica Koivulehto, Andreas Ahlström and Carl Ahlström.
The Nomination Board has been appointed by the following three shareholders: Munksjö Luxembourg Holding S.à r.l. (EQT), Ilmarinen Mutual Pension Insurance Company and the group of five shareholders together, as described above. These shareholders have appointed the following three persons as their representatives in the Nomination Board: Caspar Callerström (EQT), Timo Ritakallio (Ilmarinen Mutual Pension Insurance Company) and Thomas Ahlström (Antti Ahlström Perilliset Oy and others). Ahlstrom Corporation renounced its right to appoint a representative to the Nomination Board due to which the nomination right transferred to the next largest shareholder.
The Chairman of the Board Peter Seligson will act as one expert member of the Nomination Board in addition to which the Board has elected Fredrik Cappelen as a second expert member of the Nomination Board. The Nomination Board has among its members elected Caspar Callerström as Chairman.
The Nomination Board decided at the meeting 20 January 2014 about the proposals to the Annual General Meeting 2014. More information can be found under the heading ‘Events after the reporting period’.
Annual General Meeting 2014
The Annual General Meeting of Munksjö Oyj will be held on Wednesday, 2 April 2014 at the Finlandia Hall in Helsinki, Finland. The notice to convene the Annual General Meeting was published on 13 February 2014.
Outlook
During the first half of 2014, demand for Munksjö’s products is expected to be generally stable, but some improvement in certain product areas can be seen. Prices are expected to remain at the same level at the beginning of 2014 as in the fourth quarter of 2013.
The synergy benefits of EUR 20-25 million will be achieved earlier than expected, since the annual run-rate is expected to be within the communicated range already during 2014, and are in their entirety expected to be realised already during 2015.
The production facility in Aspa, Sweden will prolong the intervals between the maintenance stops from 12 to 18 months. This means that Aspa’s maintenance shutdown will take place already in early April 2014. Otherwise, the yearly shutdowns for the holiday, during which planned maintenance operations are scheduled, are expected to be carried out to the same extent as in 2013.

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Other issues
Munksjö operates in several countries and from time-to-time disputes arise in the course of day-to-day operations. Munksjö is involved in a number of legal actions, claims and other proceedings. The final outcome of these matters cannot be predicted and taking into account all available information to date the outcome is not expected to have a significant impact on the financial position of the company.
Events after the end of the reporting period
Change in Ahlstrom Corporation’s holding in Munksjö Oyj
Munksjö Oyj has on 9 January 2014 received an announcement according to which the direct holding of Ahlstrom Corporation in Munksjö has decreased and fallen below the threshold of 15 per cent. According to the announcement, the direct holding of Ahlstrom Corporation has decreased to 6,767,220 shares, corresponding to
13.25 per cent of Munksjö’s shares and voting rights.
Announcement regarding an arrangement which, if completed, will result in a change of the holding of Ahlström Capital Oy
Munksjö received an announcement 10 January 2014 from Ahlström Capital Oy, according to which Ahlström Capital Oy’s holdings in Munksjö in connection with the demerger of Antti Ahlström Perilliset Oy exceed the threshold of 5 per cent. The expected registration date of the demerger is 28 March 2014. After the completion of the demerger, the direct and indirect holding of Ahlström Capital Oy would correspond to 5.69 per cent of Munksjö’s shares and voting rights.
Announcement regarding an arrangement which, if completed, will result in a change of the holding of Ahlström Corporation and Antti Ahlström Perilliset Oy
Munksjö Oyj has on 31 January 2014 received two announcements regarding agreement that can result in a change of holdings in Munksjö.
According to Ahlstrom Corporation, in the case that the Annual General Meeting of Ahlstrom Corporation would decide upon a dividend in accordance with the proposal of the Board of Directors and the share compensation agreed upon in the price risk sharing agreement between Ahlstrom and EQT that Ahlstrom gave notice of on 9 January 2014, would not materialise, the holding would decrease and fall below the threshold of 10 per cent and the holding would be 4,972,197 shares, corresponding to 9.74 per cent of Munksjö’s shares and voting rights.
According to Antti Ahlström Perilliset Oy, the company’s holding in Munksjö, if the Annual General Meeting of Ahlstrom Corporation would decide upon a dividend in accordance with the proposal, could increase and exceed the threshold of 5 per cent and the direct holding would be 2,587,320 shares, corresponding to 5.07 per cent of Munksjö’s shares and voting rights.
On 10 February 2014 Munksjö received an announcement from Ahlstrom Corporation according to which the share compensation agreed upon in the price risk sharing agreement between Ahlstrom and EQT had materialised and Ahlstrom had received 818 438 shares from EQT. The holding of Ahlstrom Corporation consequently did not fall below the threshold of 10 per cent.
Proposals of the Nomination Board to the Annual General Meeting 2014
The Nomination Board has at its meeting 20 January 2014 submitted the following proposals to the Board of Directors;
Proposal on the composition of the Board of Directors
The number of Board members shall increase by one and shall be confirmed at seven (7). Current members of the Board of Directors; Peter Seligson, Fredrik Cappelen, Sebastian Bondestam, Elisabet Salander Björklund and Hannele Jakosuo-Jansson shall be re-elected. Caspar Callerström and Alexander Ehrnrooth shall be elected as new members of the Board of Directors. Jarkko Murtoaro, current member of the Board, has informed the Nomination Board that he is not available for re-election.
Caspar Callerström (born 1973), Swedish citizen, M.Sc. (Econ.), joined EQT Partners in 1996 and is currently Partner in the company. Between October 2007 and December 2013, Mr. Callerström was Head of EQT Equity in Stockholm. Mr. Callerström has held and currently holds several positions of trust. He currently serves as a member of the Board of Sanitec Corporation and Scandic AB. Mr. Callerström is independent of the company and dependent on its significant shareholders.
Alexander Ehrnrooth (born 1974), Finnish citizen, M.Sc. (Econ) and MBA, is currently CEO of Virala Oy AB and Vimpu Intressenter AB. Mr. Ehrnrooth has held and currently holds several positions of trust. He currently serves as the Vice Chairman of the Board of Fiskars Corporation, member of the Board of Wärtsilä Corporation and Chairman of

Group overview
Munksjö 2013
Financial report
Munksjö 2013
57
Board of Directors’ Report 2013
the Board of Belgrano Investments Oy. Mr. Ehrnrooth is independent of the company and its significant shareholders.
The CV’s of the current members of the Board of Directors are available on the corporate website at www.munksjo.com.
Proposal on the remuneration of the members of the Board of Directors, the Board committees and the Nomination Board
The annual remuneration paid to the Board of Directors shall remain unchanged. The Chairman shall receive EUR 70,000 a year and the ordinary members EUR 35,000 each. The annual remuneration paid to the Board committees shall remain unchanged. The Chairman of the Audit Committee shall annually receive EUR 9,000 and the ordinary members EUR 6,000 each. The Chairman of the Remuneration Committee shall annually receive EUR 6,000 and the ordinary members EUR 3,000 each.
The chairman and the members of the Nomination Board will not receive any compensation.
The Board of Director’s proposal to pay dividend
There are no distributable retained earnings in the balance sheet of Munksjö Oyj as per 31 December, 2013 and the Board of Directors proposes that no dividend will be paid for the fiscal year 2013.
The Board of Directors proposes that the Annual General Meeting would decide to pay funds from the reserve for invested non-restricted equity as return of equity based on the balance of 31 December 2013 adopted by the Annual General Meeting, the amount of return being EUR 0.1 per share. The return of equity shall be paid to a shareholder who on the record date of the payment 7 April 2014 is registered in the shareholder register of the Company held by Euroclear Finland Ltd. The Board further proposes that the return of equity shall be paid to the shareholders on 14 April 2014. Board of Directors

58
Munksjö 2013
Consolidated statement of comprehensive income
Consolidated statement of comprehensive income
MEUR Note 2013 2012 2011
Net sales 4 863.3 607.1 604.0
Other income 6.9 2.7 2.2
Total income 870.2 609.8 606.2
Changes in inventories 2.2 –7.8 –8.4
Materials and supplies –447.7 –311.3 –313.2
Other external costs 5 –255.5 –142.4 –141.2
Personnel costs 7 –163.6 –115.5 –110.2
Depreciation and amortisation 10 –39.3 –25.4 –22.7
Share of profit in equity accounted investments 16 0.3 0.0 0.0
Operating profit –33.4 7.4 10.5
Financial income 11 1.0 19.2 23.0
Financial costs 11 –23.9 –35.5 –34.3
Net financial expense –22.9 –16.3 –11.3
Profit/(loss) before tax –56.3 –8.9 –0.8
Taxes 12 –1.1 –1.6 3.9
Net profit/(loss) for the year –57.4 –10.5 3.1
Other comprehensive income
Items that may be reclassified to profit or loss
Exchange differences on translation of foreign operations –1.0 3.5 –0.1
Change in cash flow hedge reserve –2.8 4.0 –2.9
Cash flow hedge transferred to this year’s result 1.0 3.1 3.6
Items that will not be reclassified to profit or loss
Actuarial gains and losses on defined benefit plans 1.8 –3.8 –1.3
Tax attributable to other comprehensive income 0.2 –0.7 0.1
Total comprehensive income, net of tax –58.2 –4.4 2.5
Profit attributable to:
Parent company shareholders –57.7 –11.0 2.9
Non-controlling interests 0.3 0.5 0.2
Total comprehensive income attributable:
Parent company shareholders –58.5 –4.9 2.3
Non-controlling interests 0.3 0.5 0.2
Earnings per share*, EUR –2.0 –0.9 0.2
* There were no dilution effects
The accompanying notes are an integral part of these consolidated financial statements.

Group overview Munksjö 2013 Financial report
Munksjö 2013 59
Consolidated statement of financial position
Consolidated statement of financial position
MEUR Note 2013-12-31 2012-12-31 2011-12-31
ASSETS
Non-current assets
Tangible assets 15 447.5 236.4 240.8
Goodwill 14 226.6 155.8 156.0
Other intangible assets 14 56.4 10.7 11.6
Equity accounted investments 16 14.5 2.2 2.1
Other non-current assets 4.1 2.0 0.0
Deferred tax assets 12 53.3 27.8 36.0
Total non-current assets 802.4 434.9 446.6
Current assets
Inventory 17 146.6 90.5 102.8
Accounts receivable 25 128.7 80.6 83.7
Other current assets 18 27.1 11.5 14.0
Current tax asset 0.4 4.4 3.4
Cash and cash equivalents 19 83.1 57.1 18.0
Total current assets 385.9 244.1 221.8
TOTAL ASSETS 1 188.3 679.0 668.5
The accompanying notes are an integral part of these consolidated financial statements.

60

Munksjö 2013
Consolidated statement of financial position

Consolidated statement of financial position

MEUR	Note	2013-12-31	2012-12-31	2011-12-31
EQUITY AND LIABILITIES				
Equity				
Attributable to parent company's shareholders				
Share capital	20	15.0	7.7	7.7
Reserve for invested unrestricted equity		287.1	–	–
Other reserves		394.4	408.3	399.5
Retained earnings		–276.3	–220.2	–206.5
		420.2	**195.8**	**200.7**
Non controlling interests		3.6	3.7	3.5
Total equity		**423.8**	**199.5**	**204.2**
Non-current liabilities				
Non-current borrowings	21, 22	271.9	258.9	255.8
Loans from shareholders	21, 22	–	0.7	0.8
Other non-current liabilities		0.1	1.9	3.1
Pension obligations	9	45.9	35.7	31.0
Deferred tax liabilities	12	83.3	27.6	34.6
Non-current provisions	23	36.1	10.2	10.2
		437.3	**335.0**	**335.5**
Current liabilities				
Current borrowings	21, 22	45.0	14.8	14.9
Accounts payable		167.4	69.6	50.2
Liabilities to equity accounted investments	16	8.4	10.1	4.3
Accrued expenses and deferred income	24	88.6	42.0	48.7
Current tax liabilities		8.3	1.3	3.7
Other current liabilities		9.5	6.7	7.2
		327.2	**144.5**	**128.9**
Total liabilities		**764.5**	**479.5**	**464.3**
TOTAL EQUITY AND LIABILITIES		**1 188.3**	**679.0**	**668.5**

The accompanying notes are an integral part of these consolidated financial statements.

Group overview | Munksjö 2013 | Financial report

Munksjö 2013
Consolidated statement of changes in equity
61

Consolidated statement of changes in equity

	Attributable to owners of the parent								
MEUR	Share capital	Reserve for invested unrestricted equity	Other contributed equity	Foreign currency translation reserve	Hedging Reserve	Retained Earnings	Total	Non-controlling interest	TOTAL EQUITY
Balance at 1 January 2011	2.6	–	341.6	4.7	–5.5	–208.5	134.9	3.6	138.5
Profit/(loss) for the year	–	–	–	–	–	2.9	2.9	0.2	3.1
Other comprehensive income before tax	–	–	–	–0.1	0.7	–1.3	–0.7	–	–0.7
Tax on other comprehensive income	–	–	–	–	–0.2	0.3	0.1	–	0.1
Total comprehensive income for the year	**–**	**–**	**–**	**–0.1**	**0.5**	**1.9**	**2.3**	**0.2**	**2.5**
New share issue	5.1	–	58.4	–	–	–	63.5	–	63.5
Dividends	–	–	–	–	–	–		–0.3	–0.3
BALANCE AT 31 DECEMBER 2011	**7.7**	**–**	**400.0**	**4.6**	**–5.1**	**–206.5**	**200.7**	**3.5**	**204.2**
Profit/(loss) for the year	–	–	–	–	–	–11.0	–11.0	0.5	–10.5
Other comprehensive income before tax	–	–	–	3.5	7.1	–3.8	6.8	–	6.8
Tax on other comprehensive income	–	–	–	–	–1.8	1.1	–0.7	–	–0.7
Total comprehensive income for the year	**–**	**–**	**–**	**3.5**	**5.3**	**–13.7**	**–4.9**	**0.5**	**–4.4**
Dividends	–	–	–	–	–	–	–	–0.3	–0.3
BALANCE AT 31 DECEMBER 2012	**7.7**	**–**	**400.0**	**8.1**	**0.2**	**–220.2**	**195.8**	**3.7**	**199.5**
Profit/(loss) for the year	–	–	–	–	–	–57.7	–57.7	0.3	–57.4
Other comprehensive income before tax	–	–	–	–1.0	–1.8	1.8	–1.0	–	–1.0
Tax on other comprehensive income	–	–	–	–	0.4	–0.2	0.2	–	0.2
Total comprehensive income for the year	**–**	**–**	**–**	**–1.0**	**–1.4**	**–56.1**	**–58.5**	**0.3**	**–58.2**
New share issue for combination	7.3	165.4	–	–	–	–	172.7	–	172.7
Directed share issue	–	128.5	–	–	–	–	128.5	–	128.5
Share exchange and listing costs	–	–6.8	–	–	–	–	–6.8	–	–6.8
Dividends	–	–	–11.5	–	–	–	–11.5	–0.4	–11.9
BALANCE AT 31 DECEMBER 2013	**15.0**	**287.1**	**388.5**	**7.1**	**–1.2**	**–276.3**	**420.2**	**3.6**	**423.8**

The accompanying notes are an integral part of these consolidated financial statements.

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Munksjö 2013
Consolidated statement of cash flows
Consolidated statement of cash flows
MEUR Note 2013 2012 2011
Operating activities
Operating profit/(loss) –33.4 7.4 10.5
Adjustment for:
Depreciation 14,15 39.3 25.4 22.7
Interest received 0.3 1.7 1.8
Interest paid –12.6 –13.1 –11.1
Tax paid –6.4 –4.5 –4.5
Net cash generated from operating activities before changes in working capital –12.8 16.9 19.4
Cash flow from changes in working capital
Changes in inventories
4.4 16.0 –5.5
Changes in operating liabilities 26.0 21.2 –7.2
Changes in operating receivables 28.1 0.9 –5.0
Net cash generated from operating activities 45.7 55.0 1.7
Investing activities Acquisition of subsidiaries, net of cash acquired 3 – – –74.9
Cash in acquired entities 3 9.1 – –
Purchase of tangible fixed assets 15 –21.0 –14.0 –18.7
Proceeds from sale of tangible fixed assets 0.0 0.0 3.2
Purchase of intangible fixed assets 14 –1.6 –0.8 –0.1
Cash flow used in investing activities –13.5 –14.8 –90.5
Financing activities
Dividends –11.9 –0.3 –0.3
Proceeds from share issue, net of costs 21 121.9 – 63.5
Proceeds from borrowings, net of bank fees 21 306.6 – 14.1
Repayment of borrowings 21 –277.5 –1.3 –1.6
Repayment of Ahlstrom borrowings 21 –154.3 – –
Working Capital compensation from Ahlstrom 3 9.5 – –
Cash flow from financing activities –5.7 –1.6 75.6
CASH FLOW FOR THE YEAR 26.5 38.6 –13.2
Cash and cash equivalents at the beginning of the year 57.1 18.0 31.2
Cash flow for the year 26.5 38.6 –13.2
Exchange gains/(losses) on cash and cash equivalents –0.5 0.4 0.0
CASH AND CASH EQUIVALENTS AT YEAR-END 19 83.1 57.1 18.0
The accompanying notes are an integral part of these consolidated financial statements.

Group overview Munksjö 2013 Financial report
Munksjö 2013 63
Notes
Notes
NOTE 1 Significant accounting policies
General
On 28 August 2012, Munksjö Oyj, Munksjö AB, EQT and Ahlstrom Corporation agreed to form a global leader in specialty papers by combining Munksjö AB with Ahlstrom’s Label and Processing business area in Europe (LP Europe) and Brazil (Coated Specialties). The combination of the operations was completed in two phases during 2013. Phase 1, the combination of Munksjö AB with LP Europe, was effected on 27 May following regulatory approvals from the European Commission’s Competition Authority and the Brazilian Competition Authority (CADE). The second phase of the combination was completed on 2 December, when the Coated Specialites operation’s in Jacarei, Brazil was combined with Munksjö Oyj in a partial demerger. Legally through the Munksjö AB acquisition, Munksjö acquired Munksjö AB by issuing new shares for the shares of Munksjö AB through a share exchange. After this share exchange, Munksjö acquired LP Europe by means of the LP Europe Demerger. Munksjö AB was identified as the acquirer for accounting purposes (IFRS acquiring criteria). Accordingly, in Munksjö Oyj’s consolidated financial statements, the share exchange between Munksjö Oyj and the shareholders of Munksjö AB is accounted for as a reorganisation of Munksjö AB and Munksjö AB’s net assets are recorded at predecessor carrying amounts with the historical comparatives of Munksjö AB presented for all periods. As Munksjö Oyj is the new parent and listed company the presentation currency has been changed from Swedish krona to Euro. The choice of presentation currency represents an accounting policy and any change should be applied retrospectively in accordance with IAS 8. The exchange differences on translation of foreign operations recognised in other comprehensive income and the statement of changes in equity in this report have been prepared as if the EUR had always been the presentation currency.
Munksjö Oyj, Corporate Identity Number, 2480661-5, is a Finnish company, registered in Helsinki, Finland. The company’s address is Kasarmi-katu 46-48, 00130 Helsinki. The consolidated accounts for 2013 comprise of the Parent Company and its subsidiaries, together called the Group. The consolidated accounts were approved by the Board of Directors on February 13 and are expected to be adopted by the AGM on April 2.
Summary of key accounting policies
The key accounting policies applied during the preparation of this annual report are presented below.
The functional currency of the Parent Company is EUR and the Group financial statements are presented in MEUR, unless otherwise indicated.
Non-current assets and non-current liabilities consist of amounts that are expected to be recovered or paid more than 12 months after the reporting period. Current assets and current liabilities consist of amounts that are expected to be recovered or paid within 12 months of the end of the reporting period.
Basis for preparing the reports
The consolidated accounts have been prepared in accordance with the International Financial Reporting Standards (IFRS) published by the International Accounting Standards Board (IASB) and the interpretations issued by the International Financial Reporting Interpretations Committee (IFRIC) as approved by the Commission of the European Communities (“EU”) for application in the European Union.
The accounting policies outlined below have, with those exceptions that are described in more detail, been applied consistently on the reporting and consolidation of the Parent Company, subsidiaries, as well as when incorporating associated companies and joint ventures in the consolidated accounts.
New and amended standards adopted by the group
IAS 19, ‘Employee benefits’ was amended in June 2011 and is effective for annual periods beginning on or after 1 January 2013. The amendment abolished the use of the corridor method. All actuarial gains and losses must be reported in Other Comprehensive Income “OCI” as they occur; all past service costs are to be recognised immediately; and interest cost and expected return on plan assets has been replaced by a net interest amount that is calculated by applying the discount rate to the net defined benefit liability. The amendment had an immaterial impact on the Group as the existing defined benefit pension Group accounting policy did not use the corridor method and actuarial gains and losses were recognised in OCI. The majority of defined benefit plans are unfunded therefore the impact of calculating expected return on plan assets at the same interest rate applied to discounting the liability was immaterial.
IFRS 13, ‘Fair Value Measurement’ replaces the fair value measurement guidance in the individual standards with a single source of fair value measurement and disclosure requirement guidance. The adoption of the standard had no impact on the reported information of the group.
Amendment to ‘IAS 1 Presentation of Financial Information’ changed the grouping of items in other comprehensive income so that items that may be reclassified to profit and loss at a future point in time are presented separately from items that will never be reclassified.
Standards issued but not yet effective in the European Union
IFRS 9, ‘Financial instruments’, addresses the classification, measurement and recognition of financial assets and financial liabilities. IFRS 9 was issued in November 2009 and October 2010 and amended in December 2011. It replaces the parts of IAS 39 that relate to the classification and measurement of financial instruments. The Group is yet to assess IFRS 9’s full impact but is not expected to early adopt this standard.
IFRS 10, Consolidated financial statements’ builds on existing principles by identifying the concept of control as the determining factor in whether an entity should be included within the consolidated financial statements of the parent company. The standard provides additional guidance to assist in the determination of control where this is difficult to assess. The Group is yet to assess IFRS 10’s full impact and early adopted is not anticipated. The standard has an EU approved effective date of 1 January 2014.
IFRS 12, ‘Disclosures of interests in other entities’ includes the disclosure requirements for all forms of interests in other entities, including joint arrangements, associates, special purpose vehicles and other off balance sheet vehicles. The Group is yet to assess IFRS 12’s full impact and early adopted is not anticipated. The standard has an EU approved effective date of 1 January 2014.
IFRS 11, ‘Joint arrangements’, focuses on the rights and obligations of the parties to the arrangement rather than the legal form. There are two types of joint arrangments: joint operations and joint ventures. A joint operator accounts for its share of the assets, liabilities, revenue and expenses. Joint ventures are accounted for under the equity method, proportional consolidation for these type of arrangements is prohibited. The Group policy is to account for joint ventures using the equity method therefore the adoption of the standard will have no effect with the exception of an arrangement in Turin which will be classified as a joint operation. This arrangement has been accounted for using the equity method and from 1 January 2014 we will account for our share of the assets, liabilities, revenue and expenses. No impact on consolidated equity or profit after income tax is anticipated.
Valuation policies applied in the preparation of the financial statements
Assets and liabilities are reported at historical cost, with the exception of certain financial assets and liabilities, which are measured at fair value or amortised cost. Financial assets and liabilities measured at fair value consist of financial assets classified as financial assets measured at fair value through profit or loss for the year or available for sale financial assets.
Translation of foreign currency
Transactions and balances
Transactions in foreign currencies are translated into the functional currency at the exchange rate in force on the transaction date. The functional currency is the currency of the primary economic environments in which the Group’s companies carry out their business. Monetary assets and liabilities in foreign currencies are translated into the functional currency at the reporting date exchange rate. Exchange rate differences arising from the conversions are recognised in profit/loss for the year. Non-monetary assets and liabilities recognised at their historical costs are translated at the exchange rate applicable at the time of the transaction. Non-monetary assets and liabilities recognised at fair value are converted into the functional currency at the rate in effect at the time of the fair value assessment.

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Group companies
The results and financial position of all Group companies (none of which are operating with hyper-inflation currencies) that have a functional currency other than the presentation currency, are translated into the Group’s presentation currency as follows: Assets and liabilities for each of the consolidated statements of financial position are translated according to the closing day rate.
Income and expenses for each of the consolidated statements of comprehensive income are translated according to the average exchange rate (provided the average exchange rate constitutes a reasonable approximation of the accumulated effect of the exchange rates that were in force on the transaction date, otherwise income and expenses are translated according to the exchange rate on the transaction date).
All resulting translation differences are reported in other comprehensive income. Goodwill and adjustments to fair value that arise during the acquisition of a foreign business are treated as assets and liabilities of that business and translated according to the closing day rate.
Judgements and estimates in the financial accounts
Preparation of the financial statements in accordance with IFRS requires management to make judgements, estimates and assumptions that affect the application of the accounting policies and the figures reported for assets, liabilities, income and expenses. The actual outcome may deviate from these estimates and judgements. The estimates and assumptions are reviewed regularly. Changes in estimates are reported in the period in which they are made. Judgements made by management in the application of IFRS that have a significant effect on the financial statements and estimates that may cause material adjustments to the financial statements in subsequent years are disclosed in greater detail in Note 2.
Operating segments
Munksjö’s operations are divided up into operating segments based on which parts of the operations the company’s ultimate executive decision makers monitor, that is, according to the management approach. The Group’s operations are organised in such a way that the senior management team monitors the profit or loss and the operating margin generated by the Group’s various product areas. Each operating segment provides regular reports to the senior management team on the outcome of the operating segment’s efforts and its resource requirements. Since the senior management team monitors the profit or loss and determines resource allocations based on the product areas for the Group’s production and sales, these constitute the Group’s operating segments. Munksjö’s operating segments have been identified in accordance with IFRS 8 and comprise the business areas Decor, Release Liner, Industrial Applications and Graphics and Packaging. Unallocated corporate costs and eliminations are reported under the heading Other. In response to the business combination described in Note 3, the segments changed from last year, described further in Note 4.
Consolidated financial statements
Subsidiaries
Subsidiaries are companies in which Munksjö Oyj has a controlling influence. Controlling influence entails a direct or indirect right to determine a company’s financial and operational policies. Usually this means that Munksjö has more than 50 percent of the voting rights. The assessment of whether a controlling influence exists, takes into account potential voting shares that can be exercised or converted without delay.
Acquisition of subsidiaries are recognised in accordance with the acquisition method. The consideration for an acquisition of a subsidiary consists of the fair value of assets given and liabilities incurred or assumed at the date of acquisition. Transaction fees directly attributable to the acquisition are reported directly in the income statement as they arise. Identifiable assets acquired and liabilities assumed and contingent liabilities in a business combination are measured initially at their fair values on the acquisition date, irrespective of the extent of any non-controlling interest. The excess of the consideration over the fair value of the Group’s share of identifiable assets, liabilities and contingent liabilities acquired is recognised as goodwill. If the consideration is less than the fair value of the acquired subsidiary’s assets, liabilities and contingent liabilities, the difference is recognised directly in the income statement. Intra-Group transactions, balances and unrealised gains and losses on transactions between Group companies are eliminated. Accounting policies for subsidiaries are changed where necessary to ensure consistent application of the Group’s policies.
Subsidiaries’ financial accounts are included in the consolidated accounts from the time of acquisition and until the Group no longer has a controlling influence.
Transactions between owners
The Group applies the principle of reporting transactions with non-controlling interests as transactions with equity owners of the Group. Divestments to and purchases from non-controlling interests result in gains and losses for the Group, which are reported in equity. Transactions between owners are reported exclusively within shareholders’ equity.
Equity accounted investments
Associated companies are those in which the Group has a significant, but non-controlling influence over operational and financial policies, commonly through holdings corresponding to between 20 and 50 percent of votes. From the point at which a significant influence is obtained, participations in associated companies are reported in the consolidated accounts in accordance with the equity method. A joint venture is a contractual arrangement whereby two or more parties undertake an economic activity that is subject to joint control. Joint control is the contractually agreed sharing of control over an economic activity, and exists only when the strategic financial and operating decisions relating to the activity require the unanimous consent of all the parties sharing control. Joint ventures are accounted for using the equity method.
Under the equity method the carrying value of holdings in equity accounted investments are reported in the consolidated accounts in proportion to the Group’s share of equity, together with any goodwill recognized when significant influence or joint control was established. In the Consolidated Statement of Comprehensive Income, “Share of profit in equity accounted investments” includes the Group’s share of earnings after tax attributable.
Where the Group’s share of losses reported by the associated or joint venture company exceeds the carrying value of the Group’s participations, the value of the participation is reduced to zero. Further losses are not recognised unless the Group has given guarantees to cover losses arising in the equity accounted investment.
The equity method is applied until the point in time at which the significant influence or the joint contractual agreement ceases.
Transaction eliminated on consolidation
Intra-Group receivables and liabilities, income or expenses and unrealised gains or losses arising from intra-Group transactions between Group companies are eliminated in full when preparing the consolidated accounts.
Unrealised gains arising from transactions with associated companies are eliminated to the extent of the Group’s participating interest in the companies. Unrealised losses are eliminated in the same way as unrealised gains, but only to the extent that there is no evidence of impairment.
Revenue
Revenue encompasses the fair value of what has been received or is expected to be received for sold goods and services sold in the Group’s operating activities. Income is reported excluding VAT, returns and discounts, and after elimination of intra-Group sales.
The Group reports income when the amount can be measured in a reliable manner, when it is likely that future economic benefits will accrue to the company and special criteria have been satisfied for each of the Group’s businesses as described below. The Group bases its assessments on historical outcomes and takes into account customer type, transaction type and special circumstances in each individual case.
Sale of goods
Munksjö’s revenue comprises mainly the sale of manufactured products. Revenue for sales of goods is recognised in the Consolidated Statement of Comprehensive Income when significant risks and rewards associated with the ownership of the goods are transferred to the buyer in accordance with the terms of delivery. The Groups’s terms of delivery are based on Incoterms 2010.

Group overview
Munksjö 2013
Financial report
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Interest income
For all financial instruments measured at amortised cost and interest bearing financial assets classified as available-for sale, interest income is recorded using the effective interest method. The effective interest rate is the rate that exactly discounts the estimated future cash payments or receipts over the expected life of the financial instrument to the net carrying amount of the financial asset or liability.
Government grants
Government grants are recognised in the Consolidated Statement of Financial Position as deferred income when there is reasonable certainty that the subsidy will be received and that the Group will meet the conditions associated with the grant. Grants related to expense items are recognised on a systematic basis in the Consolidated Statement of Comprehensive Income in the same way and across the same periods as the expenses that the grants are intended to offset. Government grants related to fixed assets reduce the gross cost of the fixed assets.
Leasing
Operating leasing agreements
Leases in which a significant part of the risks and benefits of ownership are retained by the lessor are classified as operational leases. Payments made during the leasing period (after deductions for any rewards from the lease provider) are recognised as an expense in the Consolidated Statement of Comprehensive Income on a straight-line basis over the leasing period.
Financial leasing agreements
The Group leases certain tangible fixed assets. Leasing agreements of tangible fixed assets where the Group retains the economic risks and benefits associated with ownership, are classified as financial leases. At the start of the leasing period, financial leases are reported in the Consolidated Statement of Financial Position at the lower of the leased asset’s fair value and the net present value of the minimum lease payments. Each leasing payment is apportioned between the liability and financial costs. The corresponding payment obligations, after deductions for financial costs, are included in the Consolidated Statement of Financial Position, in Non-current and current borrowings. The interest is recognised in the consolidated statement of comprehensive income over the lease term so that each accounting period is assigned an amount corresponding to a fixed interest rate for the liability in the respective period. Fixed assets that are held in accordance with financial leasing agreements are depreciated over the asset’s useful life.
Financial income and expenses
Financial income consists of interest income from financial instruments measured at amortised cost and interest bearing financial assets classified as available-for sale, dividend income, value gains from financial assets measured at fair value in the net profit, as well as those gains from interest rate swaps. Dividend income is recognised when the right to receive the dividend has been established. Results from the sale of financial investments are recognised when the risks and benefits associated with ownership of the instruments have been transferred to the buyer and the Group no longer has control of the instrument. Financial expenses consist of interest expenses on loans, the interest related to discounted provisions, losses on financial assets measured at fair value via the Consolidated Statement of Comprehensive Income through profit or loss, impairment of financial assets, and losses on interest rate swaps.
All borrowing expenses are reported in the consolidated statement of comprehensive income using the effective interest method. Borrowing expenses are not reported in the consolidated statement of comprehensive income to the extent that they are directly attributable to the purchase, construction or production of assets that take considerable time to complete for the intended use or for sale. In such cases they are included in the cost of the assets.
Interest income on receivables and interest expenses on liabilities are calculated using the effective interest method. Interest expenses include transaction fees for loans that are amortised over the loan period.
Current and deferred tax expense
The period’s tax expense is made up of current tax and deferred tax. Tax is recognised in the result except when underlying transactions are reported in other comprehensive income, whereby the associated tax effect is reported in other comprehensive income.
Current tax is tax due for payment or receipt in respect of the financial year, using tax rates enacted or substantially enacted at the reporting date. Adjustment of current tax related to earlier periods is also included.
Deferred tax is calculated using the liability method on temporary differences between the carrying amounts and taxable values of assets and liabilities. Deferred tax is not recognised for temporary differences that arise on initial recognition of goodwill or the initial recognition of assets and liabilities in a transaction other than a business combination that do not affect either the accounting or taxable profit at the time of the transaction.
Deferred tax is not recognized for temporary differences that arise on investments in subsidiaries and associated companies which are not expected to be reversed in the foreseeable future.
The valuation of deferred tax provided is based on how carrying amounts of assets or liabilities are expected to be realised or settled. Deferred tax is calculated by applying the tax rates enacted or substantially enacted at the reporting date.
Deferred tax assets for tax-deductible temporary differences and loss carry forwards are recognised only to the extent it is likely that they will be utilised. The value of deferred tax assets is derecognised when it is no longer deemed likely that they can be utilised. Any additional income tax arising from a dividend is recognised at the same time as the dividend is recognised as a liability.
Deferred tax assets and liabilities are offset when there is a legal right to offset current tax assets and liabilities, and when the deferred tax assets and tax liabilities are attributable to taxes charged by the same tax authority and relate to either the same tax entities or different tax entities, where there is an intention to settle the balances on a net basis.
Financial instruments
A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument in another entity.
Financial assets
Classification and measurement
The Group classifies its financial assets at initial recognition as: financial assets at fair value through profit and loss, loans and receivables, held to maturity investments, available for sale or as derivatives designated as hedging instruments in an effective hedge. All financial assets are recognized initially at fair value plus transaction costs except for those recorded at fair value through profit and loss. The group currently does not have any financial assets classified as held to maturity, available for sale or fair value through profit or loss.
Loans and receivables
Loan receivables and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. These assets are initially recorded at fair value and subsequently measured at amortised cost. The amortised cost is determined based on the effective interest calculated at the time of acquisition. Accounts receivable are recognised at the amount estimated to be received, i.e. with a deduction for doubtful receivables.
Cash and cash equivalents comprise cash and short term deposits with a maturity of three months or less. For the purpose of the consolidated statement of cash flows, cash and cash equivalents consist of cash and short term deposits net of outstanding bank overdrafts.
Impairment of financial assets
At each reporting date, the company evaluates whether there is objective evidence that any financial asset or Group of assets may be impaired. Objective evidence constitutes observable events that have an adverse impact on the future cash flows of the financial asset such as overdue receivables or bankruptcy of counterparties. The recoverable amount of instruments measured at amorised cost such as loans and receivables is calculated as the present value of future cash flows discounted by the effective interest rate applicable on the initial recognition of the asset. Impairment is recognised as an expense in the Consolidated Statement of Comprehensive Income.

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Derecognition
A financial asset is derecognised when the rights to receive cash flows from the asset have expired or the rights to receive cash flows from the asset have been transferred.
Financial Liabilities
Financial liabilities are classified as financial liabilities at fair value through profit or loss, loans and borrowings, payables or as derivatives designated as hedging instruments in an effective hedge. All financial liabilities are recognized initially at fair value and for loan, borrowings and payables net of transaction costs. The Group’s financial liabilities include trade and other payables, loans and borrowings and derivative financial instruments.
Loans and borrowings
After initial recognition, interest bearing loans and borrowings are subsequently measured at amortised cost using the effective interest rate method “EIR”. Details of the category in which the Group’s financial assets and liabilities are placed are given under Note 21 Financial assets and liabilities.
Derivatives and hedge accounting
The Group’s derivative instruments have been acquired to hedge its interest, exchange rate, electricity and pulp price exposures. In order to fulfil the requirements on hedge accounting in accordance with IAS 39, there must be a clear hedge relationship. The Group formally designates and documents the hedge relationship to which the Group wishes to apply hedge accounting and the risk management objective and strategy for undertaking the hedge. The Group also documents how it will assess the effectiveness of changes in the hedging instruments fair value in offsetting the exposure to changes in the hedged item’s fair value or cash flows attributable to the hedged risk. For the purpose of hedge accounting, hedges are classified as: Fair value hedges, cash flow hedges or hedges of net investment in a foreign operation. The Group does not have fair value hedges or net investment hedging.
The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognised in other comprehensive income in the hedging reserve. The gain or loss relating to the ineffective portion is charged immediately to the profit or loss. Amounts accumulated in equity are reclassified to profit or loss in the periods when the hedged item affects profit or loss. When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss in the hedging reserve remains in equity and is recognised when the forecast transaction is recognised in the profit or loss. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is recognised immediately in the profit or loss.
The Group uses forward currency contracts as hedges of its exposure to foreign currency risk in forecasted transactions, interest rate swaps to hedge variable rate borrowings and forward commodity contracts for its exposure to volatility in electricity and pulp prices.
Offset of financial instruments
Financial assets and liabilities are offset and recognised with a net amount in the Consolidated Statement of Financial Position only when there is a legal right to offset the recognised amounts and an intention to balance the items with a net amount, or to simultaneously realise the asset and settle the liability. The amounts netted are not significant.
Tangible assets
Owned assets
Tangible assets are recognised in the Group at cost less accumulated depreciation and any impairment. The cost includes the purchase price and expenditure directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended. Examples of directly attributable expenses include costs relating to delivery and handling, installation, land registration certificates, consultancy services and legal services. Interest on borrowings directly attributable to the purchase, construction or production of assets that take considerable time to complete are capitalised.
The cost for self-constructed tangible assets include expenditure for materials, employee benefits and other manufacturing costs directly attributable to the tangible asset where applicable, as well as estimated expenses for dis-mantling and removing the asset and restoring the site or area where it is located. Tangible assets comprising parts with different useful lives are treated as separate components of tangible assets. The carrying value of a tangible asset is derecognised from the Consolidated Statement of Financial Position on scrapping or sale, or when no future economic benefits are expected from the use, scrapping or sale of the asset.
Gains or losses arising from the sale or scrapping of an asset constitute the difference between the sale price and the asset’s carrying value, less direct sales expenses. Gains and losses are recognised as other operating income/expense. Accounting policies for the impairment of assets are shown below.
Leased assets
Assets leased through financial leasing agreements are recognised as tangible assets in the Consolidated Statement of Financial Position and initially valued at the lower of the fair value of the leased item and the present value of the minimum lease payments at the commencement of the agreement.
Obligations to pay future lease payments are recognised as current and non-current interest bearing liabilities.
Subsequent expenditure
Subsequent expenditure is capitalised only if it is probable that the future economic benefits associated with the asset will accrue to the company and the cost can be measured reliably. All other subsequent expenses are expensed in the period they arise. A subsequent expenditure is added to the cost if the expense relates to the replacement of identified components or parts thereof. Even in cases where new components are constructed, the expenditure is added to the cost. Any non-depreciated carrying amounts for replaced components, or parts of components, are scrapped and derecognised in connection with replacement. Repairs are expensed as they are incurred. At paper mills, maintenance shutdowns are carried out at regular intervals. The major maintenance measures that recur on these occasions are treated as a separate component. Depreciation is carried out over time up until the next maintenance shutdown, which normally occurs after 12–18 months.
Depreciation policies
Depreciation is charged on a straight line basis over the asset’s estimated useful life. The Group applies the component approach, whereby the components’ useful lives form the basis for depreciation. The following depreciation periods are used:
Industrial buildings 20 years
Office buildings 30–50 years
Land improvements 20 years
Machinery used for pulp and paper 10–30 years
Other machinery 10 years
Vehicles, equipment and components 2–5 years
The residual value and useful life of each asset is assessed annually.
Intangible assets
Goodwill
Goodwill is reported at cost less any accumulated impairment. Goodwill is allocated to cash generating units and tested for impairment annually (see accounting principle Impairment of tangible and intangible assets and participations in associated companies). Goodwill arising from the acquisition of associated companies is included in their carrying value.
Research and development
Munksjö pursues product and process development activities focusing mainly on meeting customer requirements in relation to product properties and adaptations. Activities are divided into a research phase and a development phase. Examples of expenditure included in the research phase are costs related to acquiring new knowledge, and costs relating to the evaluation of and search for alternative paper grades and production processes. Costs for the research phase are expensed continually in the Consolidated Statement of Comprehensive Income. Where research results or other knowledge are applied to achieve new or improved

Group overview Munksjö 2013 Financial report
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Notes
processes, product development expenditure are recognized as an asset in the Consolidated Statement of Financial Position if the product or process is technically and commercially viable and the company has sufficient resources to complete development and subsequently use or sell the intangible asset. The carrying amount includes costs for materials, direct costs for salaries and indirect costs attributable to the asset. Other development expenses are recognised in the Consolidated Statement of Comprehensive Income as an expenseas they arise.
Software
Costs for the development and maintenance of software are expensed as incurred. Costs that are directly linked to the development of identifiable and unique software products controlled by the Group and likely to have economic benefits for more than one year are recognised as intangible assets.
Electricity certificates
Electricity certificates are awarded for production of electricity from renewable resources and are measured at the estimated fair value and recognised as accrued income. Corresponding income is recognised in operating profit/loss as a correction of electricity costs and the certificate is divested in the following month.
Emission rights
Munksjö has been allocated rights for the emission of carbon dioxide within the EU trading scheme. The allocation for the initial three-year period 2005–2007 exceeded the actual total emissions. The allocation for 2008–2012 also exceeded the emissions somewhat. The allocation for 2013–2020 shows a deficit based on current production estimates. Such deficit is partially reduced by inventory at the beginning of the period and partially through purchases of emission rights. When emission rights are received, the estimated surplus is recognised at fair value as accrued income, the surplus is continually valued at market value.
Amortisation
Amortisation is reported over the asset’s estimated useful life.
Goodwill and other intangible assets with an indefinite useful life or that are not yet ready for use are tested for possible impairment annually and as soon as indications arise that the asset in question may have decreased in value. Intangible assets with a definite useful life are amor-tised from the point at which they are available for use.
The estimated useful lives for capitalised development expenditure and software is 3–7 years. The useful lives of assets are reassessed at least once a year.
Impairment of tangible and intangible assets
The value of tangible and intangible assets with definite useful lives are tested for impairment if there is an indicator that they may have suffered impairment. If a need for impairment is indicated, the recoverable amount of the asset is calculated . The recoverable amount for goodwill and other intangible assets with indefinite useful lives and intangible assets that are not yet ready for use is calculated annually.
When independent cash flows cannot be established for an individual asset, and its fair value less selling expenses cannot be used, assets are grouped at the lowest level at which largely independent cash flows can be identified – this is known as a cash generating unit.
Impairment is recognised when an asset’s or cash generating unit’s (Group of units’) carrying value exceeds the recoverable amount. Impairment is recognised as an expense in the Consolidated Statement of Comprehensive Income. Impairment identified for a cash generating unit (Group of units) is applied first to goodwill. After this, a proportional impairment of all other assets included in the unit (Group of units) is implemented.
The recoverable amount is the higher of fair value less selling expenses and value in use. Upon calculating the value in use, future cash flows are discounted at a discount rate that takes into account the risk-free interest and the risk associated with the specific asset.
Reversal of impairment
The impairment of assets is reversed if there is an indication that it is no longer necessary, and there has been a change in the assumptions which formed the basis of the calculation of the recoverable amount. However, impairment of goodwill is never reversed. A reversal is only made to the extent that the asset’s carrying value after reversal does not exceed the carrying value that the asset would have had, with a deduction for depreciation, if no impairment had been carried out.
Impairments of investments or loans held to maturity or loan receivables and accounts receivable recognised at amortised cost are reversed if a subsequent increase in the recoverable amount can be objectively attributed to an event that occurred after the impairment was implemented.
Inventories
Inventories are stated at the lower of cost and net realisable value. The cost for inventories is based on the first-in first-out principle (FIFO) and includes expenses arising upon acquisition of the inventories and their transport to their current location and condition. For manufactured goods and work in progress, cost includes a reasonable proportion of indirect expenses based on normal capacity. The net realisable value is the expected sale price less expected selling costs.
Earnings per share
Earnings per share is calculated by dividing the Group profit or loss attributable to ordinary shareholders of the parent company by the weighted average number of ordinary shares outstanding during the period.
Employee benefits
Pension commitments
Group companies operate various pension schemes. These schemes are generally funded through payments to insurance companies or trustee administered funds, where the payments are established based on periodic actuarial calculations. The Group has both defined benefit and defined contribution plans. A defined contribution plan is a pension plan under which the Group pays fixed contributions into a separate entity. The Group has no legal or constructive obligations to pay further contributions if this legal entity does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods.
A defined benefit plan is a pension plan that is not a defined contribution plan. The distinguishing feature of defined benefit plans is that they define an amount of pension benefit that an employee will receive on retirement, usually dependent on one or more factors such as age, years of service and salary.
The liability recognised in the Consolidated Statement of Financial Position with respect to defined benefit pension plans is the present value of the defined benefit obligation at the end of the reporting period less the fair value of the plan assets. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The current value of the defined benefit obligation is established by discounting estimated future cash flows using market yields on high quality corporate bonds issued in the same currency as the benefits will be paid in and with a term comparable with the pension liability. If there is no active market for such corporate bonds, the market rate for government bonds with a corresponding maturity is used instead.
The obligations for retirement and survivors’ pension for professional employees in Sweden are insured through a policy with Alecta. Sufficient information is not available to use defined benefit accounting for this multi-employer plan therefore it is accounted for as if it is a defined contribution plan.
Actuarial gains and losses resulting from experience adjustments and changes in actuarial assumptions are recognised in other comprehensive income for the year during the period in which they arise.
Past-service costs are recognised immediately in profit/loss for the year, unless the changes to the pension plan are conditional on the employees remaining in service for a specified period of time. In this case, the past-service costs are amortised on a straight-line basis over the vesting period. For defined contribution pension plans, the Group pays fees to publicly or privately managed pension insurance plans on a compulsory, contractual or voluntary basis. The Group has no other payment obliga-

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Notes
tions once the fees are paid. The fees are reported as personnel costs when they fall due for payment. Prepaid fees are reported as an asset to the extent that cash repayment or reduction of future payments can benefit the Group.
Severance benefits
An expense for remuneration in connection with termination of employment for employees is recognised only if the company is demonstrably obliged in a formal detailed plan to terminate employment ahead of the normal point in time, with no realistic possibility of withdrawal. When remuneration is paid as an incentive for voluntary redundancy, an expense is recognised if it is likely that the offer will be accepted and the number of employees accepting the offer can be reliably estimated.
Provisions
A provision differs from other liabilities in that there is a degree of uncertainty regarding the timing of the payment or its size to settle the provision. A provision is recognised in the Consolidated Statement of Financial Position when the Group has a present legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic resources will be required to settle the obligation and a reliable estimation of the amount can be made.
Provisions are made based on the best estimate of the amount required in order to settle the present obligation on the reporting date.
Guarantees
A provision is made for guarantees when the underlying products or services are sold. The provision is based on historical data regarding guarantees and a total appraisal of conceivable outcomes in relation to the probabilities with which those outcomes are associated.
Restructuring
A provision for restructuring is reported when the Group has adopted a comprehensive and formal restructuring plan, and the restructuring has either been started or announced. No provisions are made for future operating costs.
Contingent liabilities
A contingent liability is recognised when there is a possible obligation arising from past events and the existence of which is substantiated only by one or more uncertain future events, or when there is an obligation which is not recognised as a liability or provision because it is not likely that an outflow of resources will be required.
NOTE 2 Judgements and estimates
According to corporate management, the following assessments and estimates are critical to the amounts recognised in the accounts, and there is a risk that future events and new information affect the basis for these assessments and estimates:
Goodwill
Every year, Munksjö carries out impairment testing of goodwill. The goodwill is divided among cash-generating units corresponding to the Group’s operating segments.
The value in use of the cash-generating units is calculated based on the existing plans of the Group. The plans are based on market assumptions and comprise expected future cash flows for the existing operations, which are discounted with the relevant weighted average cost of capital (WACC). No impairment has been determined. The Group’s recognised goodwill as of December 31, 2013 amounted to MEUR 226.6, see Note 14.
Environment
Supported by environmental legislation in various countries, the authorities bring up issues regarding soil explorations and potential remediation in case of discontinued operations. The responsibility for any remediation is decided on a case-by-case basis, often aided by reasonability assessments.
The provisions for environmental costs connected to discontinued operations are based on assessments regarding future restoration costs. In addition, it is assumed that there will be a responsibility for environmental costs that cannot be quantified at present, but which may entail costs in the future.
Pensions
The costs for and values of the pension commitments related to defined benefit pension plans are based on actuarial calculations based on assumptions made regarding discount rates, expected return on plan assets, future salary increases, inflation, and demographic distribution. Changes in these assumptions will result in volatility in the pension obligation.
The net of the Group’s pension commitments and the value of the plan assets amounted to MEUR 45.9 as of December 31, 2013, see Note 9.
Taxes
Deferred tax is calculated on temporary differences between the carrying amounts and taxable values of assets and liabilities. Assessments and estimates are made to determine the value of various assets and liabilities and regarding the future taxable profit in case the future recovery of deferred tax assets would depend upon this. As of 31 December, deferred tax assets of MEUR 53.3, were recognised, see Note 12.
NOTE 3 Business combinations
On 28 August 2012 Munksjö Oyj (Munksjö), Ahlstrom Corporation, Munksjö AB and Munksjö Luxembourg Holding S.à r.l. (EQT) entered into a business combination agreement for the purpose of combining the business operations of Ahlstrom Corporation’s Label and Processing business in Europe (LP Europe), Ahlstrom Corporation’s Label and Processing business in Brazil (Coated Specialties) and Munksjö AB into Munksjö (Combination or Combination Agreement).
The combination was completed in two phases. The first phase of the combination, in which LP Europe was combined with Munksjö AB, was registered on 27 May 2013 through the following transactions as set out below:
• EQT as a majority owner of Munksjö AB, together with certain minority shareholders of Munksjö AB, contributed all their respective Munksjö AB shares to Munksjö in exchange for newly issued shares of Munksjö (Munksjö AB Acquisition).
• Ahlstrom has contributed all the assets and liabilities that belong to LP Europe to Munksjö through a partial demerger, whereby Ahlstrom’s shareholders have received newly issued shares of Munksjö as contribution. The execution of the LP Europe Demerger has been registered with the Finnish Trade Register on 27 May 2013.
• Ahlstrom, EQT III Limited through Munksjö Luxembourg Holding S.à r.l. and certain institutional investors have made an equity investment in Munksjö in the amount of EUR 128.5 million in a directed share issue of Munksjö.
• Munksjö’s shares have been listed on the official list of the Helsinki Stock Exchange on 7 June 2013.
The completion of the combination agreement was subject to the receipt of the approval from the European Commission’s competition authority. Ahlstrom Corporation and Munksjö AB provided certain commitments in order to enable the European Commission to declare the Combination compatible with the common market and EEA Agreement. The main commitment was that Ahlstrom’s pre-impregnated decor and abrasive business in Osnabrück, Germany be sold and that the mill be separated to such an extent that Ahlstrom’s remaining business in Osnabrück and the operations to be sold can operate independently of each other. The total estimated costs to complete the separation are expected to be EUR 13.5 million shall be borne by Munksjö and have been recorded in the 2013 income statement. The intangible assets and some consignment inventories of the Silco business at Osnabrück have been transferred to Munksjö for a consideration of EUR 1.0 million.

Group overview Munksjö 2013 Financial report
Munksjö 2013 69
Notes
In the second phase, which was completed on 2 December, Coated Specialties was combined into Munksjö through the execution of the Coated Specialties demerger, in which Ahlstrom contributed all the assets and liabilities that belong to Coated Specialties to Munksjö through a partial demerger, whereby Ahlstrom’s shareholders received 12,291,991 newly issued shares of Munksjö as consideration.
Legally through the Munksjö AB acquisition, Munksjö acquired Munk-sjö AB by issuing new shares for the shares of Munksjö AB through a share exchange. After this share exchange, Munksjö acquired LP Europe by means of the LP Europe Demerger. Munksjö AB was identified as the acquirer for accounting purposes (IFRS acquiring criteria). Accordingly, in Munksjö’s consolidated financial statements, the share exchange between Munksjö and the shareholders of Munksjö AB is accounted for as a reorganisation of Munksjö AB and Munksjö AB’s net assets are recorded at predecessor carrying amounts with the historical comparatives of Munksjö AB presented for all periods. Accordingly, LP Europe, as the other party to the Combination is accounted for using the acquisition method with Munksjö AB as the acquirer for accounting purposes.
Munksjö Oyj as the receiving entity in the demerger issued 11,597,326 new shares to Ahlstrom’s shareholders as demerger consideration. As there was no quoted market price for the shares at the time of the completion of the combination, the fair value was derived through a valuation mechanism agreed by the parties to the combination for their respective businesses. The arm’s length valuation of the combining businesses was determined based on their relative EBITDA contribution as well as EBITDA multiples of relevant peers as adjusted for net debt and pension liabilities. The fair value of the LP Europe business amounted to MEUR 106.
The following table summarizes the consideration transferred for LP Europe, the provisional fair value of assets acquired and liabilities assumed at the acquisition date. Acquisition related costs of MEUR 7.5 have been charged to other external costs in the table consolidated income statement for the period ended 31 December 2012 and MEUR 26.4 for the period ended 31 December 2013. This includes the MEUR 13.5 costs related to Osnabrück commitments described above.
MEUR
Total consideration transferred 106.0
Provisionally recognised amounts of
identifiable assets acquired and liabilities assumed
Tangible assets 183.1
Other intangible assets 26.7
Equity accounted investments 12.0
Deferred tax assets 10.8
Inventories 53.9
Accounts receivable 54.2
Other current assets 5.5
Cash and cash equivalents 9.1
Non-current borrowings –2.5
Pensions obligations –11.7
Deferred tax liabilities –42.1
Current borrowings –155.0
Accounts payable –85.3
Accrued expenses and deferred income –12.4
Total identifiable net assets 46.3
Goodwill 59.7
The fair value of trade and other receivables is EUR 65.5 million and includes trade receivables with a fair value of EUR 56.7 million. The gross contractual amount for trade receivables due is EUR 57.5 million of which EUR 0.8 million is expected to be uncollectible.
On 2 December 2013 Coated Specialties was combined into Munksjö through the execution of the Coated Specialties demerger, in which
Ahlstrom contributed all the assets and liabilities that belong to Coated Specialties to Munksjö through a partial demerger, whereby Ahlstrom’s shareholders received 12,291,991 newly issued shares of Munksjö as consideration. The fair value of the consideration amounted to EUR 66.7 million based on Munksjö’s share price of EUR 5.43 which corresponds to the quoted opening price of Munksjö’s share price as of 2 December 2013 on the Helsinki Stock Exchange. The following table summarizes the preliminary consideration transferred for Coated Specialties, the provisional fair value of assets acquired and liabilities assumed as at 2 December 2013.
MEUR
Preliminary consideration transferred 66.7
Recognised amounts of identifiable assets
acquired and liabilities assumed
Tangible assets 48.4
Other intangible assets 21.3
Inventories 6.6
Accounts receivable 16.1
Other current assets 6.9
Net deferred tax liabilities –14.8
Provisions –5.5
Accounts payable –13.7
Accrued expenses and deferred income –3.9
Other current liabilities and provisions –6.0
Total identifiable net assets 55.4
Goodwill 11.3
The total goodwill resulting from phase I and phase II of the business combination amounts to EUR 71.0 million and represents the acquired workforce and synergies expected to be realised from combining the operations of Munksjö L.P Europe and Coated Specialities, mainly relating to procurement, production efficiency, economies of scale and improved overall performance and efficiency within the organisation. As part of the synergy plan, Munksjö and Ahlstrom will establish joint sourcing activities. The goodwill is not expected to be deductible for tax purposes.
The revenue and operating result included in the consolidated income statement from 27 May 2013 to 31 December 2013 contributed by LP Europe was EUR 257.0 million and EUR –15.3 million respectively. The revenue and operating result included in the consolidated income statement from 2 December to 31 December 2013 contributed by Coated Specialities was EUR 5.9 million and EUR 0.1 million respectively.
Had LP Europe and Coated Specialities been consolidated from 1 January 2013, the consolidated income statement for the year ended 31 December 2013 would show pro forma revenue of EUR 1,120.3 million and pro forma operating result of EUR –11.3 million.
ArjoWiggins Acquisition 2011
ArjoWiggins’ Decor paper, abrasive backings, thin print paper and fine art paper activities were acquired on March 10, 2011. The acquisition included 100% of participation at two of ArjoWiggins’ production sites in France (ArjoWiggins Arches SAS) and Germany (ArjoWiggins Deutschland GmbH), some patents and stock in the US and China.
The reason for the acquisition was to create a complete specialty paper range for Munksjö’s customers. The acquisition of ArjoWiggins’ activities complemented Munksjö’s product range and strengthened Munksjö’s already strong position in the decor paper segment. Furthermore, the acquisition has lead to cost reductions through synergy effects. The goodwill from the acquisition is mainly attributable to the synergy effects expected through the merger of Munksjö and ArjoWiggins’ activities and has been allocated to the Industrial Applications business area in its entirety. There is also a value associated with the extra employees as a result of the acquisition, which has not been reported as a separate item.

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The goodwill is not deductible for income tax purposes. The total purchase price was MEUR 76.5 and was paid for in cash. The total fair value of assets acquired amounted to MEUR 61.0 resulting in a goodwill value of MEUR 15.5 being recognized. Acquisition-related costs in 2011 amounted to MEUR 3.1 and are included in other external costs. The fair value of accounts receivable was MEUR 17.1. The gross amount of accounts receivable amounted to MEUR 17.9, of which MEUR 0.8 was expected to be doubtful. The acquired units in the period from the acquisition date of March 10, 2011 to December 31, 2011 contributed net sales included in the Group's consolidated statement of comprehensive income of MEUR 193.1. Further-more, they also contributed with an operating loss of MEUR 0.4 for the same period. If the acquisition had taken place on January 1, 2011 then the Group's consolidated statement of comprehensive income would have shown further net sales of MEUR 41.7, EBITDA of MEUR 2.1 and operating profit of MEUR 0.8 in 2011.

NOTE 4 Segment information

The Munksjö Group is an international specialty paper company with a unique product offering for a large number of industrial applications and consumer-driven products. Founded in 1862, Munksjö is among the leading producers in the world of high-value added papers within attractive market segments such as Decor paper, Release Liners, Electrotechnical paper, Abrasive backings and Interleaving paper for steel. Given Munksjö's global presence and way of integrating with its customers' operations, the company forms a global service organisation with approximately 3,000 employees. Production facilities are located in France, Sweden, Germany, Italy, Spain, Brazil and China.

Munksjö is organised in four business areas and five group functions. The business areas are Decor, Release Liners, Industrial Applications and Graphics and Packaging. The five group functions include Finance, Human Resources and Communications, Strategic Development, Legal and Sales Offices. The Management Team consists of the CEO, functional managers and managers of the various business areas. The members of the Management Team are nominated by the CEO and appointed by the Board of Directors. The CEO assisted by the Management Team is the chief operating decision maker. Management has determined the operating segments based on the information reviewed by the CEO for the purposes of allocating resource and assessing performance. As a result of the business combination described in the Business Combinations note the previously reported business segments have been restated to reflect the new management structure. Decor and Industrial Applications remain unchanged, however Specialty pulp which for Munksjö AB was reported separately is now reported as part of Release Liners. The principal markets in which they operate are described below.

Financial expenses, financial income, and income tax are dealt with at Group level.

Income and expenses that have been reported to corporate management are valued in the same way as in external financial reporting. Assets and liabilities reported to corporate management are valued in the same way as in external financial reporting.

Inter-segment sales are made at market prices.

Business Area Decor

The products of Decor business area include Decor Paper and Pharmaceutical Leaflet Paper. Decor Paper is used in furniture, kitchen laminate, flooring and interior/exterior architecture. Pharmaceutical leaflet papers are thin, light-weight papers used by the pharmaceutical and cosmetics industries.

Business Area Release Liners

The products of Release Liners business area include Release Papers, Coated Specialties and Pulp. Release Papers are used as a carrier of different pressure sensitive adhesives labels and materials, which are mainly used in areas of, inter alia, retail and pricing labelling, for office labelling, and a broad range of self-adhesive tapes and materials for graphic or industrial applications. The business area incorporates Specialty pulp which previously was reported as a separate segment and also includes the Brazilian operation, Coated Specialties, which will serve the South American market with self-adhesive products and flexible packaging.

Business Area Industrial Applications

The products of Industrial Applications include specialty papers for industrial use. Examples of products include Abrasive Backings for the production of coated abrasive products to be used to sand or polish materials in many industrial sectors such as automotive, furniture, wood, metal and building/construction industries, Electrotechnical Paper for insulation of transformers, bushings and cables, Spantex® balancing foils for veneer to be used in wood-based panels, Thin Paper for protection in the stainless steel, aluminium and glass industries and Fine Art Paper used for, inter alia, watercolour painting and digital printing.

Business Area Graphics and Packaging

The products of Graphics and Packaging include Flexible Packaging Paper, Metallizing Paper and Graphics & Industrial Paper. Flexible Packaging Paper is used in manufacturing of packaging, mainly in the food industry. Metallizing Paper is mainly used in labels for, inter alia, beverages, primarily beer and other alcoholic drinks and in tobacco package inner liner. Graphics & Industrial Papers refer mainly to uncoated papers for repositionable notes, thermal base paper, interleaving paper, envelope windows and other graphic papers.

MEUR 2013	Decor	Release Liner	Industrial Applications	Graphic and Packaging	Other and eliminations	Group
Net sales, external	367.4	241.4	151.7	102.4	0.4	863.3
Net sales, internal	0.8	7.7	6.3	–	–14.8	0.0
Net sales	**368.2**	**249.1**	**158.0**	**102.4**	**–14.4**	**863.3**
Operating profit	**14.5**	**–2.5**	**7.3**	**–12.6**	**–40.1**	**–33.4**
Net financial expense						–22.9
Tax						–1.1
Profit/loss for the year						**–57.4**
Other information						
Capital expenditure	4.5	7.5	5.7	1.9	3.0	22.6
Depreciation and amortisation	11.8	15.3	7.5	3.6	1.1	39.3
Average number of employees	888	465	556	262	45	2 216

Group overview | Munksjö 2013 | Financial report

Munksjö 2013
Notes
71

MEUR 2012	Decor	Release Liners	Industrial Applications	Graphics and Packaging	Other and eliminations	Group
Net sales, external	367.6	93.5	146.0	–	0.0	607.1
Net sales, internal	0.8	4.7	2.2	–	–7.7	0.0
Net sales	**368.4**	**98.2**	**148.2**	**0.0**	**–7.7**	**607.1**
Operating profit	**19.1**	**–1.8**	**4.2**	**–**	**–14.1**	**7.4**
Net financial expense						–16.3
Tax						–1.6
Profit/loss for the year						**–10.5**
Other information						
Capital expenditure	4.7	3.3	5.9	–	0.9	14.8
Depreciation and amortisation	10.7	6.7	7.5	–	0.5	25.4
Average number of employees	911	169	568	–	31	1 679

MEUR 2011	Decor	Release Liners	Industrial Applications	Graphics and Packaging	Other and eliminations	Group
Net sales, external	354.6	101.0	148.4	–	0.0	604.0
Net sales, internal	0.2	0.6	2.0	–	–2.8	0.0
Net sales	**354.8**	**101.6**	**150.4**	**–**	**–2.8**	**604.0**
Operating profit	15.0	5.4	2.8	–	–12.6	**10.5**
Net financial expense						–11.3
Tax						3.9
Profit/loss for the year						**3.1**
Other information						
Capital expenditure	6.2	6.2	4.9	–	1.4	18.7
Depreciation and amortisation	9.4	6.3	6.8	–	0.2	22.7
Average number of employees	870	170	570	–	25	1 635

Net sales per market MEUR	2013	2012	2011
Sweden	22.5	23.0	29.0
Germany	152.6	123.1	128.9
Rest of the European Union	416.2	235.7	221.2
Rest of Europe	68.6	36.4	40.3
Asia	89.5	72.6	77.5
Rest of the world	113.9	116.3	107.1
Group total	**863.3**	**607.1**	**604.0**

Net sales in the table above has been divided based on customers' geographic location.

Operating capital per country MEUR	2013	2012	2011
Sweden	131.2	124.5	137.5
Germany	188.1	201.0	214.2
Spain	43.7	46.2	50.8
France	156.8	42.6	53.2
Italy	111.6	–	–
Brazil	70.0	–	–
Other	–5.8	–1.3	–1.1
Group total	**695.5**	**413.0**	**454.6**

Tangible and intangible fixed assets per country MEUR	2013	2012	2011
Sweden	130.7	138.1	135.7
Germany	190.3	195.7	200.9
Spain	33.9	34.2	35.5
France	139.4	–	–
Italy	74.5	–	–
Brazil	159.9	28.7	34.0
Other	1.9	6.3	2.4
Group total	**730.5**	**402.9**	**408.4**

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Notes

NOTE 5 Other external costs

Group, MEUR	2013	2012	2011
Delivery costs	–39.5	–23.9	–21.3
Energy costs	–73.4	–41.0	–42.3
Repair, maintenance and development costs	–33.7	–21.9	–22.8
Other production costs	–32.8	–23.5	–24.5
Leasing and rental costs	–5.8	–2.3	–2.5
Provision for restructuring	–8.4	0.0	–2.7
Provision for environmental costs	–5.2	–0.3	0.0
Osnabrück commitments (note 3)	–13.5	–	–
Business combination transaction costs related (note 3)	–13.4	–7.5	0.0
Other	–29.8	–22.0	–25.1
Other external costs	**–255.5**	**–142.4**	**–141.2**

NOTE 6 Remuneration to auditors

MEUR	2013	2012	2011
Ernst & Young			
Audit fees	0.3	0.6	0.7
Audit-related fees	0.3	0.2	0.1
Tax service fees	0.0	0.0	0.0
Other fees	0.0	0.0	0.2
Total	**0.6**	**0.8**	**1.0**

MEUR	2013	2012	2011
PriceWaterhouseCoopers			
Audit fees	0.4	–	–
Audit-related fees	0.1	–	–
Tax service fees	0.9	–	–
Other fees	1.0	–	–
Total	**2.4**	–	–

NOTE 7 Employees

	2013		2012		2011	
	Average number of employees	Men	Average number of employees	Men	Average number of employees	Men
France	812	86%	468	94%	419	82%
Sweden	562	83%	572	83%	586	83%
Germany	458	85%	451	88%	434	89%
Italy	170	79%	7	43%	6	43%
Brazil	19	95%	–	–	–	–
Spain	162	88%	162	91%	161	89%
Other	33	66%	19	63%	29	72%
Average number of employees	**2 216**		**1 679**		**1 635**	

Board and senior executives	Munksjö Oyj 27 May to 31 Dec 2013	Munksjö AB 1 Jan to 26 May 2013	2012	2011
Board members	6	8	8	8
Women %	33%	25%	25%	25%
Men %	67%	75%	75%	75%
CEO and other senior executives	10	12	12	14
Women %	20%	17%	17%	14%
Men %	80%	83%	83%	86%

Salaries, other fees and social security fees, MEUR

2013	Board and CEO	Bonus to CEO	Other employees
Board and CEO	0.7	0.4	
France			48.0
Sweden			29.6
Germany			27.7
Spain			8.7
Italy			8.6
Brazil			0.3
Other			1.9
Salaries and other fees	**0.7**	**0.4**	**124.8**
Total salaries and other fees			125.9
Social security fees			33.9
Other personnel costs			3.8
			163.6
Of which are pension fees for CEO			0.2
Of which are pension fees for other employees			8.9

Board of Directors, CEO and other senior executives – see Note 8.

Group overview | Munksjö 2013 | Financial report

Munksjö 2013
Notes

73

2012	Board and CEO	Bonus to CEO	Other employees
Board and CEO	0.6	0.1	
France			20.2
Sweden			27.7
Germany			26.4
Spain			8.3
Italy			0.7
Other			0.3
Salaries and other fees	**0.6**	**0.1**	**83.6**
Total salaries and other fees			84.3
Social security fees			31.1
Other personnel costs			0.1
			115.5
Of which are pension fees for CEO			0.1
Of which are pension fees for other employees			5.2

2011	Board and CEO	Bonus to CEO	Other employees
Board and CEO	0.9	0.1	
France			18.5
Sweden			26.6
Germany			25.2
Spain			8.0
Italy			0.4
Other			1.4
Salaries and other fees	**0.9**	**0.1**	**80.2**
Total salaries and other fees			81.2
Social security fees			28.9
Other personnel costs			0.1
			110.2
Of which are pension fees for CEO			0.1
Of which are pension fees for other employees			5.0

NOTE 8 Remuneration of the Board of Directors and senior executives

Remuneration of the Board of Directors

As discussed in note 1, although legally Munksjö Oyj acquired Munksjö AB, for accounting purposes in accordance with IFRS Munksjö AB is the acquirer. Therefore the remuneration set out in this note for periods prior to 27 May 2013 reflect the costs of Munksjö AB. The remuneration of the board post 27 May represents the remuneration of the Board of Munksjö Oyj.

According to resolutions made at the 2012 Annual General Meeting of Munksjö AB, an annual fee of SEK 550 000 will be paid to the Chairman of the Board, and annual fees of SEK 275 000 will be paid to the other Board Members appointed by the Annual General Meeting, who are not employed by the company. The chairman of the audit committee will receive SEK 75 000 and other members will receive SEK 50 000. The chairman of the remuneration committee will receive SEK 50 000 and other members will receive SEK 25 000.

Munksjö AB

Annual remuneration for period KSEK	1 Jan to 26 May 2013	2012	2011
Fredrik Cappelen, Chairman	78	600	600
Ingvar Petersson	46	350	350
Richard Chindt	42	325	325
Jan Åström, CEO	–	–	–
Caspar Callerström	–	–	–
Elisabet Salander Björklund	39	300	250

According to resolutions made at the extra shareholder meeting of Munksjö Oyj on May 2013, an annual fee of EUR 70 000 will be paid to the Chairman of the Board, and annual fees of EUR 35 000 will be paid to the other Board Members appointed by the Annual General Meeting, who are not employed by the company. The chairman of the audit committee will receive EUR 9 000 and other members will receive EUR 6 000. The chairman of the remuneration committee will receive EUR 6 000 and other members will receive EUR 3 000.

Munksjö Oyj

Annual remuneration for period[1] KEUR	27 May to 31 December 2013
Peter Seligson, Chairman	46
Fredrik Cappelen	24
Elisabet Salander Björklund	26
Sebastian Bondestam	24
Hannele Jakosuo-Jansson	22
Jarkko Murtoaro[2]	–

[1] In addition the Nomination board have been compensated by EUR 6 000 for the chairman and EUR 3 000 for the board members. The nomination board members are Caspar Callerström (chairman), Peter Seligson, Fredrik Cappelen, Thomas Ahlström and Timo Ritakallio. Compensation to Peter Seligson and Fredrik Cappelen are included in the figures above.
[2] Jarkko Murtoaro has renounced his fee.

Remuneration guidelines

The CEO and other senior executives will be offered a fixed salary (base salary) and, in some cases, variable remuneration and benefits in kind. The total remuneration shall correspond to market practice, be competitive, and related to the executives responsibilities and authority.

Application of the remuneration guidelines

The Board of Directors decides on the remuneration of the CEO based on a proposal by the Remuneration Committee and on the remuneration of the other senior executives based on a proposal by the CEO, which is reviewed by the Remuneration Committee.

Senior Executives

Senior executives refer to the CEO, who is also president of the Group, the managers of the various business areas and the functional staff managers.

Fixed and variable salary

Salaries and variable remuneration shall be fixed per calendar year. The CEO and other senior executives may be offered variable remuneration. Any variable remuneration shall be limited and in proportion to the

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Munksjö 2013
Notes

fixed salary and be based on the financial objectives of the Group as well as individual targets. The final resolution on the payment of variable remuneration shall be passed by the Board of Directors after the approval and audit of the company's profit or loss. Any variable remuneration shall not be pensionable, unless otherwise stipulated in any applicable law or in the rules of a general pension plan, e.g. Sweden's ITP occupational pension plan.

Pensions

Pension arrangements for senior executives include customary occupational pensions and in some cases individually agreed arrangements, consisting of defined benefit and defined contribution plans. No early retirement has been agreed on between the company and the CEO.

Other benefits

To the extent that other benefits are paid, they consist of company cars, housing and health insurances.

Notice periods and severance pay

The CEO's employment agreement may be terminated by the company with a twelve (12) months' notice and by the CEO with a six (6) months' notice. If the company terminates the CEO agreement and the CEO has not taken up other employment by the end of the twelve months' notice period, the CEO is entitled to an additional severance pay of his monthly salary during six months, however not longer than until he has taken up other employment.

Remuneration and benefits for the CEO, KEUR	Year	Gross salary	Variable remuneration[1]	Other benefits	Pension expenses	Total
Jan Åström as CEO of Munksjö Oyj	27 May to 31 Dec 2013	339	96	1	99	535
Jan Åström as CEO of Munksjö AB	1 Jan to 26 May 2013[2]	205	330	1	65	601
Jan Åström as CEO of Munksjö AB	2012	437	181	1	155	773
Jan Åström as CEO of Munksjö AB	2011	409	52	0	144	605

[1] Variable remuneration applies to operating year, payment the following year.
[2] Salary paid in SEK and translated using the currency rate 8,65.

Remuneration and benefits for other senior executives, KEUR	Year	Gross salary	Variable remuneration[1]	Other benefits	Pension expenses	Total
Other senior executives of Munksjö Oyj	27 May to 31 Dec 2013	1 029	274	84	268	1 655
Other senior executives of Munksjö AB	1 Jan to 26 May 2013	794	563	63	203	1 623
Other senior executives of Munksjö AB	2012	1 765	555	105	554	2 979
Other senior executives of Munksjö AB	2011	1 832	324	124	373	2 654

[1] Variable remuneration applies to operating year, payment the following year.

NOTE 9 Provisions for pensions and similar obligations

Munksjö has defined benefit pension plans for salaried employees in Sweden (the ITP plan), Germany, France, Italy and the United States of America ("USA"). The most significant defined benefit plans are based on length of service and the remuneration paid to the employees at or close to their retirement. The calculations are made according to the projected unit credit method with the assumptions set out below. These plans are mainly unfunded except for the USA which is partially funded.

Some of the pension obligations for salaried employees in Sweden are recognized in the Statement of comprehensive income according to the FPG/PRI system. Munksjö also has defined contribution pension plans. A certain part of the pension obligations for salaried employees in Sweden are insured through a number of insurance policies. The insurance companies cannot provide sufficient data to recognise the ITP plan as a defined benefit plan, and it is therefore recognised as a defined contribution plan. This year's pension plan contributions amounted to MEUR 0.5 (0.5, 0.5). The main insurance provider is Alecta and at year-end, their surplus, in the form of its collective funding ratio, amounted to 148% (129%, 113%). The collective funding ratio is the market value of the manager's assets as a percentage of insurance commitments.

The plans are mainly unfunded with the exception of the USA and the newly acquired legal entity in France, see note 3. which have plan assets. The funding policy is to pay the minimum contribution required under law. The minimum required contribution is expected to fully fund the liability over a seven year period. The plan seeks a return on investment consistent with levels of investment risk that are prudent and reasonable given medium- to long-term capital market conditions and the investment objectives of the Plan. The USA assets are invested in the following asset classes with the allocation to each class based on the current assessment plan's committee and investment advisors.

Asset Class	Policy Minimum Allocation %	Policy Maximum Allocation %
Cash or Money Market	0	50
Bond Funds (without Balanced)	20	50
U.S. Large Cap Equity	20	50
U.S. Small / Mid Cap Equity	0	20
International Funds	0	50
Balanced Funds	10	50
Commodity Funds/Alternatives	0	30

The tables below show a breakdown of pension costs (net) as recognised in the consolidated statement of comprehensive income, the difference between the commitments and the plan assets and the amounts recognised in the Statement of comprehensive income for each plan:

The amounts recognized in the balance sheet

MEUR	2013	2012	2011
Present value of unfunded defined benefit obligations	33.0	28.2	24.9
Present value of funded or partially funded defined benefit obligations	29.0	14.4	12.3
Fair value of plan assets	-16.1	-6.8	-6.3
Pension liabilities for the period	**45.9**	**35.7**	**31.0**

Group overview | Munksjö 2013 | Financial report

Munksjö 2013
Notes 75

Amounts recognised in the consolidated statement of comprehensive income

MEUR	2013	2012	2011
Service costs for the period	2.7	1.7	1.4
Interest expense and income	1.5	1.3	1.2
Pension costs recognised in net profit/(loss) for the period	**4.2**	**3.0**	**2.6**
Actuarial gains (-) and losses (+) recognised in other comprehensive income	–1.8	3.8	1.3
Total pension costs recognised in total comprehensive income	**2.4**	**6.8**	**3.9**

Changes to defined benefit obligations are stated in the table below:

MEUR	2013	2012	2011
At January 1	42.6	37.2	26.0
Interest costs	1.9	1.8	1.6
Current year service costs	2.7	1.7	1.4
Benefits paid	–3.6	–2.3	–2.4
Business combinations	20.5	0.0	9.2
Settlements	–0.3	0.0	0.0
Actuarial gains and losses for obligations	–1.3	3.9	1.0
Exchange rate translation	–0.6	0.2	0.4
At December 31	**61.9**	**42.5**	**37.2**

The fair value of plan assets is shown below:

MEUR	2013	2012	2011
At January 1	6.8	6.2	5.7
Interest income	0.4	0.5	0.4
Employer contributions	0.6	0.6	0.4
Business combinations	9.2	0.0	0.4
Benefits paid	–1.2	–0.5	–0.4
Actuarial gains and losses	0.5	0.1	–0.4
Exchange rate translation	–0.3	–0.1	0.1
At December 31	**16.0**	**6.8**	**6.2**

The major categories of plan assets are as follows:

MEUR	2013	2012	2011
Shares	4.2	4.1	3.7
Bonds	10.8	2.4	2.3
Endowment insurance	1.0	0.3	0.2
Total	**16.0**	**6.8**	**6.2**

The table below shows the key actuarial assumptions used to calculate the defined-benefit plan obligations:

Discount rate:	2013	2012	2011
Sweden	3.75%	3.50%	3.75%
Germany	3.00% to 3.20%	3.20% to 3.10%	5.30% to 5.40%
France	3.00% to 3.30%	2.80%	4.65%
Italy	3.25%		
USA	4.50%	3.75%	4.75%

Expected future salary increases:	2013	2012	2011
Sweden	3.00%	3.00%	3.00%
Germany	2.50%	2.50%	2.50%
France	3.00% to 3.50%	3.50%	3.50%
Italy	n/a	–	–
USA	n/a	3.75%	3.75%

Expected future pension increases:	2013	2012	2011
Sweden	2.00%	1.75%	2.00%
Germany	2.00%	2.00%	2.00%
France	2.00%	2.00%	2.00%
Italy	2.00%	–	–
USA	3.00%	3.00%	3.00%

Sensitivity Analysis	Change in assumption, %	Increase in assumption, MEUR	Decrease in assumption, MEUR
Discount rate	0,5%	11,8	12,0
Salary growth rate	0,5%	2,0	2,0
Pension growth rate	0,5%	2,5	2,4
	Year	MEUR	MEUR
Life expectancy	1	1,9	1,2

NOTE 10 Depreciation and amortisation

MEUR	2013	2012	2011
Machinery and equipment	–30.3	–20.6	–19.0
Industrial buildings	–5.8	–2.8	–2.1
Other intangible fixed assets	–3.2	–2.0	–1.6
Total depreciation and amortisation	**–39.3**	**–25.4**	**–22.7**

NOTE 11 Net financial items

MEUR	2013	2012	2011
Interest income	0.3	1.7	1.8
Exchange rate gains	0.7	17.5	21.2
Financial income	**1.0**	**19.2**	**23.0**
Interest expense[1]	–12.7	–13.7	–12.6
Unwinding of discount on provisions	–1.6	–1.8	–1.1
Exchange rate losses	–4.4	–19.4	–19.2
Other financial costs[2]	–5.2	–0.6	–1.4
Financial costs	**–23.9**	**–35.5**	**–34.3**
Net financial expense	**–22.9**	**–16.3**	**–11.3**

[1] This includes losses from realised interest derivatives of MEUR –0.2 MEUR –3.7 and MEUR –3.3 respectively.
[2] Other financial costs include the amortisation of capitalised bank fees amounting to MEUR 4.0.

76

Munksjö 2013
Notes

NOTE 12 Taxes

MEUR	2013	2012	2011
Profit/loss before taxes	**–56.3**	**8.9**	**–0.8**
Current tax income/expense			
Current tax on profits for the year	–7.8	–1.7	–1.1
Adjustments in respect of prior years,	–4.5	–0.1	–0.3
	–12.3	**–1.8**	**–1.4**
Deferred tax:			
Relating to recognition and use of tax loss carry forwards	6.3	–2.2	1.4
Relating to recognition and reversal of temporary differences	4.9	2.4	3.9
	11.2	**0.2**	**5.3**
Total tax expense	**–1.1**	**–1.6**	**3.9**

Reconciliation of effective tax rate

MEUR	2013	2012	2011
Profit/loss before taxes	**–56.3**	**8.9**	**–0.8**
Swedish income tax	–	2.3	0.1
Finnish income tax	13.8	–	–
Effect of other tax rates for foreign subsidaries	–4.5	–0.2	0.3
Effect of change in deferred tax rate[1]	–	–0.5	–
Taxes from prior years	2.3	–	0.3
Tax losses carry forward not capitalised	–3.8	–0.1	–1.4
Non–deductable expenses and tax exempt income	–8.9	–3.1	4.5
Tax in consolidated statement of comprehensive income	**–1.1**	**–1.6**	**3.9**

[1] The Swedish tax rate decreased from 26.3% to 22.0% from 1 January 2013. The change in the Finnish tax rate from 24.5% to 20% from 1 January 2014 had an immaterial impact.

MEUR	Opening balance 2013	Translation Difference	Business combination	Recognised in profit/loss	Recognised in other comprehensive income	Closing balance 2013
Receivables	–0.1	0.0	–	–0.1	–	–0.2
Utilisation of loss carry forwards	–27.6	0.6	–5.0	–6.3	–	–38.3
Untaxed reserves	10.1	–0.3	7.1	–0.6	–	16.3
Tangible asset	20.8	–0.2	15.2	–1.8	–	34.0
Other	–3.4	–0.1	24.3	–2.4	–0.2	18.2
Net deferred tax asset	**–0.2**	**0.0**	**41.6**	**–11.2**	**–0.2**	**30.0**
Liabilities						83.3
Assets						–53.3
						30.0

MEUR	Opening balance 2012	Translation differences	Business Combinations	Recognised in profit/loss	Recognised in other comprehensive income	Closing balance 2012
Receivables	–2.0	–0.1	–	–	2.0	–0.1
Utilisation of loss carry forwards	–30.0	–0.7	–	3.1	–	–27.6
Untaxed reserves	12.2	0.5	–	–2.6	–	10.1
Tangible asset	20.7	0.3	–	–0.2	–	20.8
Other	–2.3	0.0	–	0.1	–1.1	–3.4
Net deferred tax asset	**–1.5**	**0.1**	**–**	**0.3**	**0.8**	**–0.2**
Liabilities						27.6
Assets						–27.8
						–0.2

MEUR	Opening balance 2011	Translation differences	Business Combinations	Recognised in profit/loss	Recognised in other comprehensive income	Closing balance 2011
Receivables	–0.1	0.0	–1.4	–0.4	–	–2.0
Utilisation of loss carry forwards	–28.3	–0.2	0.1	–1.6	–	–30.0
Untaxed reserves	14.1	0.1	6.1	–8.1	–	12.2
Tangible asset	19.4	0.1	1.2	–0.1	–	20.7
Other	–3.6	0.0	–3.2	4.2	0.2	–2.3
Net deferred tax asset	**1.6**	**0.0**	**2.8**	**–6.0**	**0.2**	**–1.5**
Liabilities						34.6
Assets						–36.0
						–1.5

Group overview | Munksjö 2013 | Financial report

Munksjö 2013
Notes
77

During 2013, the German tax authorities initiated a tax audit of Munksjö Germany Holding GmbH covering the years 2005 to 2010. The authorities have identified a number of potential issues and the Group is currently co-operating in order to reach a settlement. An amount of MEUR 2 has been paid to the authorities and a further MEUR 5 has been provided at 31 December for any further potential costs. The outcome is still uncertain therefore the amount provided is subject to change.

The Group has loss carry forwards of MEUR 163.4 (122.5; 104.7), which are available for offsetting against future taxable profits in the companies that incurred the losses. All loss carry forwards have a perpetual term apart from in Spain, where the limit is 15 years and Brazil where some losses are due to expire between 2 and 5 years. In Spain the loss carry forward amounts to MEUR 26.8 (26.8; 32.9) and in Brazil MEUR 0.2.

NOTE 13 Earnings per share

The earnings per share are calculated by dividing the profit/loss attributable to the shareholders of the parent company by the weighted average number of outstanding shares during the period.

The table below shows the values used in calculating earnings per share.

	2013	2012	2011
Earnings attributable to the parent company's shareholders, MEUR	–57.7	–11.0	2.9
Weighted average number of out-standing shares	29 228 454	12 306 807	12 306 807
Earnings per share, EUR	**–2.0**	**–0.9**	**0.2**

NOTE 14 Intangible fixed assets

2013, MEUR	Total	Goodwill	Intangibles
Accumulated acquisition value			
Opening	170.6	155.8	14.8
Business combinations	122.3	71.0	51.3
Additions	1.6	–	1.6
Reclassification	0.5	–	0.5
Exchange differences	–1.7	–0.2	–1.5
Closing	**293.3**	**226.6**	**66.7**
Accumulated amortisation			
Opening	4.2	–	4.2
Business combinations	3.2	–	3.2
Amortisation	3.2	–	3.2
Exchange differences	–0.2	–	–0.2
Closing	**10.4**	**–**	**10.4**
Net book value at year end	**283.0**	**226.6**	**56.4**

2012, MEUR	Total	Goodwill	Intangibles
Accumulated acquisition value			
Opening	169.8	156.0	13.8
Business combinations	0.0	–	–
Additions	0.8	–	0.8
Exchange differences	0.0	–0.2	0.2
Closing	**170.6**	**155.8**	**14.8**
Accumulated amortisation			
Opening	2.1	–	2.1
Business combinations	0.0	–	–
Amortisation	2.0	–	2.0
Exchange differences	0.1	–	0.1
Closing	4.2	–	4.2
Net book value at year end	**166.5**	**155.8**	**10.7**

2011, MEUR	Total	Goodwill	Intangibles
Accumulated acquisition value			
Opening	140.1	139.6	0.6
Business combinations	28.5	15.5	13.0
Additions	0.1	–	0.1
Exchange differences	1.1	0.9	0.1
Closing	**169.8**	**156.0**	**13.8**
Accumulated amortisation			
Opening	0.6	–	0.6
Business combinations	0.0	–	–
Amortisation	1.6	–	1.6
Exchange differences	0.0	0.0	0.0
Closing	**2.1**	**0.0**	**2.1**
Net book value at year end	**167.7**	**156.0**	**11.6**

Goodwill is tested annually for impairment. Goodwill is monitored by management at business area level and this is the level at which goodwill has been tested for impairment. Impairment losses are recognised if the carrying value exceeds the value in use. The value in use is the present value of the estimated future cash flows. The cash flows are based on financial plans that normally cover a period of five years. The financial plans have been prepared by the corporate management and approved by the Board of Directors. Cash flows beyond this five-year period have been extrapolated using an estimated sales growth rate of 2% (2%, 2%) which reflects the estimated long term inflation rate.

The calculation of the value in use is based on assessments and estimates. The most significant estimates concern sales development, current market prices, current cost levels with supplements for changes in real price and cost inflation, estimates regarding the development of the operating margin and the current weighted average cost of capital (WACC) used to discount future cash flows. The volume estimates generally adhere to an average growth of 1–2%. For the calculation of present value of expected future cash flows, a pre-tax discount rate of 10% (10%, 10%) has been used for all cash-generating units. The WACC takes into account both debt and equity. The cost of equity is derived from the expected return on investment by the Group's potential investors. The cost of debt is based on the interest bearing borrowings the group is obliged to service. The beta factors are evaluated annually based on publicly available market data. All cash-generating units were tested for impairment in the fourth quarter of 2013. According to the result of the impairment testing of goodwill, there is no impairment.

78
Munksjö 2013
Notes

Allocation of goodwill by business area	2013	2012	2011
Decor	141.8	139.7	139.9
Release Liners	71.0	–	–
Industrial Applications	13.8	16.1	16.1
Group total	**226.6**	**155.8**	**156.0**

The recoverable amount of the Decor business area exceeded the carrying value of MEUR 223. A sensitivity analysis shows that if the pre-tax discount rate increased from the testing rate of 10% to 17% or if the EBITDA margin in the terminal year was below approximately 8% impairment would be triggered.

The recoverable amount of the Release Liner business area exceeded the carrying value of MEUR 164. A sensitivity analysis shows that if the pre taxdiscount rate increased from the testing rate of 10% to 13% or if the EBITDA margin in the terminal year was below approximately 8% impairment would be triggered.

The testing in Industrial Applications business area is not sensitive to changes in EBITDA margin or discount rate as the headroom between asset carrying value and value in use is very large.

NOTE 15 Tangible fixed assets

2013, MEUR	Total	Machinery & Equipment	Buildings	Land and land improvements	Construction in progress
Accumulated acquisition value					
Opening	716.2	561.5	105.3	39.1	10.3
Business combinations	373.7	320.0	41.6	6.7	5.4
Additions	21.0	5.8	0.4	0.0	14.8
Disposals	–1.2	–1.1	–0.1	0.0	0.0
Reclassifications	–0.5	18.2	0.8	0.0	–19.5
Exchange differences	–7.0	–8.2	2.4	–0.9	–0.3
Closing	**1 102.2**	**896.2**	**150.4**	**44.9**	**10.7**
Accumulated depreciation according to plan					
Opening	479.8	401.0	70.9	7.9	0.0
Business combinations	140.5	126.4	14.1	0.0	0.0
Depreciation	36.1	30.3	5.0	0.8	0.0
Disposals	–1.1	–1.0	–0.1	0.0	0.0
Exchange differences	–0.6	–2.5	2.0	–0.1	0.0
Closing	**654.7**	**554.3**	**91.9**	**8.5**	**0.0**
Net book value	**447.5**	**341.8**	**58.5**	**36.4**	**10.8**

2012, MEUR	Total	Machinery & Equipement	Buildings	Land and land improvements	Construction in progress
Accumulated acquisition value					
Opening	700.4	543.8	103.6	38.1	14.9
Business combinations	0.0	–	–	–	–
Additions	14.0	6.0	0.2	0.0	7.8
Disposals	–9.2	–9.2	0.0	0.0	0.0
Reclassifications	0.0	12.7	0.0	0.0	–12.7
Exchange differences	11.0	8.1	1.5	1.0	0.4
Closing	**716.2**	**561.5**	**105.3**	**39.1**	**10.3**
Accumulated depreciation according to plan					
Opening	459.6	384.7	67.4	7.5	0.0
Business combinations	0.0	–	–	–	–
Depreciation	23.4	20.6	2.8	0.0	0.0
Disposals	–9.1	–9.1	0.0	0.0	0.0
Exchange differences	5.8	4.9	0.7	0.4	0.0
Closing	**479.8**	**401.0**	**70.9**	**7.9**	**0.0**
Net Book Value	**236.4**	**160.4**	**34.5**	**31.2**	**10.3**

Group overview | Munksjö 2013 | Financial report

Munksjö 2013
Notes 79

2011, MEUR	Total	Machinery & Equipment	Buildings	Land and land improvements	Construction in progress
Accumulated acquisition value					
Opening	516.4	402.4	70.7	37.3	6.0
Business combinations	199.3	166.6	29.2	0.4	3.1
Additions	22.8	6.4	3.9	0.1	12.4
Disposals	–41.1	–39.5	–1.6	0.0	0.0
Reclassifications	0.0	5.8	1.0	0.0	–6.8
Exchange differences	2.9	2.2	0.4	0.3	0.1
Closing	**700.4**	**543.8**	**103.6**	**38.1**	**14.9**
Accumulated depreciation according to plan					
Opening	320.7	267.3	45.9	7.4	0.0
Business combinations	154.0	133.1	20.9	0.0	0.0
Depreciation	21.2	19.0	2.1	0.0	0.0
Disposals	–37.9	–36.2	–1.7	0.0	0.0
Exchange differences	1.6	1.4	0.2	0.0	0.0
Closing	**459.6**	**384.7**	**67.4**	**7.5**	**0.0**
Net Book Value	**240.8**	**159.2**	**36.1**	**30.6**	**14.9**

NOTE 16 Equity accounted investments

Equity accounted investments	Corporate ID	Registered Office	Country	Share of equity %	Share of votes %
Sydved AB – associated company	556171-0814	Jönköping	Sweden	33	33
AM Real Estate S.r.l. – joint venture	10948970016	Turin	Italy	50	50

MEUR	2013	2012	2011
Book value at the beginning of the year	2.2	2.1	2.1
Business Combinations	12.0	–	–
Share of earnings for the year	0.3	0.0	0.0
Exchange differences	0.0	0.1	0.0
Book value at the end of year	**14.5**	**2.2**	**2.1**

The carrying value of the associated company Sydved AB has no goodwill included. The Group's liabilities to Sydved amounted to MEUR 8.4 (10.1, 4.3). In connection with the business combination described in note 3, certain assets in Turin are shared by Munksjo Italia S.p.A. and the Ahlstrom business remaining at the Turin site. The shared assets have been transferred to AM Real Estate S.r.l which is owned 50:50 by Munksjö Oyj and an Ahlstrom Group company. The carrying value includes goodwill amounting to MEUR 2.6. The Group's had no liabilities or receivables in respect of AM Real Estate S.r.l with the exception of a loan payable of MEUR 1.2.

Share of Sydved AB's assets, equity, net sales and profit before tax

MEUR	2013	2012	2011
Assets	12.4	13.3	14.7
Equity	2.3	2.2	2.1
Net sales	99.0	118.3	122.6
Profit before tax	0.2	0.0	0.0

Sydved AB has no contingent liabilities.

Share of AM Real Estate S.r.l's assets, equity, net sales and profit before tax

MEUR	2013
Assets	10.3
Equity	9.6
Net sales	0.0
Profit before tax	0.3

AM Real Estate S.r.L has no contingent liabilities.

NOTE 17 Inventories

MEUR	2013	2012	2011
Materials and supplies	17.9	15.7	21.4
Work in progress	7.0	1.5	2.1
Finished products	91.5	54.4	60.9
Consumables and spare parts	30.2	18.9	18.5
Total inventories	**146.6**	**90.5**	**102.8**

Operating costs include impairment losses of inventories amounting to MEUR 0.6 (0.9, 1.1).

80

Munksjö 2013
Notes

NOTE 18 Other current assets

MEUR	2013	2012	2011
Value added tax	7.1	2.9	4.3
Escrow cash account	1.2	0.6	1.9
Prepaid expenses	8.2	2.7	0.8
Fair value of unrealised hedges	0.9	0.5	1.1
Other	9.7	4.9	5.9
Total	**27.1**	**11.5**	**14.0**

NOTE 19 Cash and cash equivalents

Cash and cash equivalents are made up of the following items in the Group's cash flow analysis:

MEUR	2013	2012	2011
Cash in banks	83.1	57.1	18.0
	83.1	**57.1**	**18.0**

Bank deposits earn variable interest based on the bank's daily deposit rate. The fair value for cash and cash equivalents is MEUR 83.1 (57.1; 18.0).

	2013	2012	2011
The total credit limit for the Munksjö Group amounts to:	355.0	282.6	276.8
Of which, the following was utilised at the closing date:	305.0	276.5	270.7

NOTE 20 Equity

Please refer to parent entity financial statements for details on share capital and reserve for invested unrestricted equity.

Other contributed capital

Refers to equity contributed by the shareholders.

Reserves

Translation reserve

The translation reserve includes all exchange rate differences arising in the conversion of financial reports of foreign businesses, which prepared their financial reports in a currency other than the Group's functional currency.

Hedge reserve

The hedge reserve comprises the effective portion of the cumulative net change in the fair value of a cash-flow-hedging instruments related to hedged transactions that have not yet occurred.

NOTE 21 Financial assets and liabilities

2013 MEUR	Derivatives used in hedge accounting	Financial assets at fair value through profit and loss	Accounts and loan receivables	Financial liabilities at amortised cost	Carrying value	Fair value
Customer financing receivables	–	–	128.7	–	128.7	128.7
Other current receivables[1]	0.9	–	26.2	–	27.1	27.1
Cash and cash equivalents	–	–	83.1	–	83.1	83.1
Total	**0.9**	**0.0**	**238.0**	**0.0**	**238.9**	**238.9**
Interest-bearing liabilities[3]	0.2	–	–	313.3	313.5	313.5
Accounts payable	–	–	–	175.8	175.8	175.8
Accrued expenses[2]	2.2	–	–	86.4	88.6	88.6
Other liabilities	–	–	–	9.6	9.6	9.6
Total	**2.4**	**0.0**	**0.0**	**585.1**	**587.5**	**587.5**

[1] of which currency derivatives 0.9
[2] of which pulp derivatives 0.7, electricity 0.5, currency 1.0
[3] of which interest derivatives 0.2

2012 MEUR	Derivatives used in hedge accounting	Financial assets at fair value through profit and loss	Accounts and loan receivables	Financial liabilities at amortised cost	Carrying value	Fair value
Customer financing receivables	–	–	80.7	–	80.7	80.7
Other current receivables[1]	0.5	–	11.0	–	11.5	11.5
Cash and cash equivalents	–	–	57.1	–	57.1	57.1
Total	**0.5**	**0.0**	**148.8**	**0.0**	**149.3**	**149.3**
Interest-bearing liabilities	–	–	–	274.4	274.4	274.4
Accounts payable	–	–	–	79.7	79.7	79.7
Accrued expenses[2]	0.9	–	–	41.1	42.0	42.0
Other liabilities	–	–	–	8.6	8.6	8.6
Total	**0.9**	**0.0**	**0.0**	**403.8**	**404.7**	**404.7**

[1] of which currency derivatives 0.5
[2] of which interest derivatives 0.1, electricity 0.4, currency 0.4

Group overview | Munksjö 2013 | Financial report

Munksjö 2013
Notes
81

2011 MEUR	Derivatives used in hedge accounting	Financial assets at fair value through profit and loss	Accounts and loan receivables	Financial liabilities at amortised cost	Carrying value	Fair value
Customer financing receivables	–	–	83.6	–	83.6	83.6
Other current receivables[1]	1.1	–	12.9	–	14.0	14.0
Cash and cash equivalents	–	–	18.0	–	18.0	18.0
Total	**1.1**	**0.0**	**114.5**	**0.0**	**115.6**	**115.6**
Interest-bearing liabilities	–	–	–	271.3	271.3	271.3
Accounts payable	–	–	–	54.4	54.4	54.4
Accrued expenses[2]	8.6	–	–	40.0	48.6	48.6
Other liabilities	–	–	–	10.3	10.3	10.3
Total	**8.6**	**0.0**	**0.0**	**376.0**	**384.6**	**384.6**

[1] of which currency derivatives 0.4, pulp derivatives 0.7
[2] of which interest derivatives 3.2, pulp 3.7, currency 1.1, energy 0.6

In connection with the business combination described in Note 3, Munksjö Oyj in May 2013 entered into a EUR 365 million Term and Revolving Facilities Agreement. The facilities consist of EUR 295 million term loan facilities to provide financing for the repayment of certain existing loans of Munksjö AB to credit institutions, and for the repayment of the debt assumed by Munksjö Oyj towards Ahlstrom Corporation in connection with the LP Europe demerger, and EUR 70 million revolving credit facility to provide working capital financing for Munksjö Oyj and its subsidiaries. At 31 December 2013, EUR 305 million of the total facilities of EUR 365 million had been utilised.

As a consequence of the net debt adjustment mechanism agreed upon in the business combination, Munksjö AB's shareholders received a net debt compensation amounting to EUR 11.5 million. This net debt compensation was invested in a directed share issue of Munksjö Oyj. Munksjö AB following the receipt of the new shares in Munksjö Oyj distributed the new shares to its shareholders in the form of a dividend in kind. In addition, Ahlstrom paid a total of EUR 9.5 million to the reserve for invested unrestricted equity of Munksjö Oyj in respect of a working capital adjustment. Ahlstrom, EQT III Limited through Munksjö Luxembourg Holding S.à r.l. and the institutional investors, made equity investments in Munksjö Oyj's directed share issue of EUR 128.5 million divided between the investors as follows: Ahlstrom EUR 78.5 million, EQT III Limited EUR 25.0 million, Varma Mutual Pension Insurance Company EUR 6.25 million and Ilmarinen Mutual Pension Insurance Company EUR 18.75 million.

Summary of financing activities	EUR million
Dividends to Munksjö AB shareholders	–11.5
Working capital adjustment	9.5
Proceeds from directed share issue	128.5
Cost of share issue	–6.6
Proceeds from facilities agreement	315.0
Cost of new borrowings (excluding legal fees)	–9.6
Repayment of LP Europe debt	–154.3
Repayment of Munksjö AB borrowings	–264.3
Repayment of new facilities	–10.0

NOTE 22 Leasing commitments

The Munksjö Group has, as the lessee, signed financial and operational leasing contracts.

Future operating lease commitments:

MEUR	2013		2012		2011	
Operational leasing, MEUR	Future minimum leasing fees	Of which, premises	Future minimum leasing fees	Of which, Premises	Future minimum leasing fees	Of which, Premises
Within 1 year	5.6	0.9	1.5	0.7	1.1	0.6
2–5 years	14.9	1.7	2.7	1.5	3.5	2.0
More than 5 years	1.0	0.0	0.2	0.0	0.0	0.0
Total	**21.5**	**2.6**	**4.4**	**2.2**	**4.6**	**2.6**

Of the total future obligations of MEUR 21.5, some MEUR 11.8 relates to obligations to Munksjö's joint arrangement in Italy as described in note 16.
The Group's operational leasing costs for machinery and equipment plus rent on external properties amounted to MEUR 6.7 (2.3, 2.7).

82

Munksjö 2013
Notes

Future financial lease commitments:

Financial leasing, MEUR	Within 1 year	2–5 years	More than 5 years	Total
2013				
Minimum lease payments	1.7	6.9	0.3	8.9
Interest	0.3	0.8	0.0	1.1
Present value of minimum lease payments	**1.4**	**6.1**	**0.3**	**7.8**
2012				
Minimum lease payments	0.6	5.2	0.8	6.6
Interest	0.1	0.3	0.1	0.6
Present value of minimum lease payments	**0.5**	**4.9**	**0.7**	**6.0**
2011				
Minimum lease payments	0.8	5.4	1.1	7.3
Interest	0.2	0.6	0.1	0.9
Present value of minimum lease payments	**0.6**	**4.8**	**1.0**	**6.4**

Assets in the consolidated statement of financial position as at 31 December under financial leasing consisted on machinery with a net book value of MEUR 7.8 (5.8; 6.2).

NOTE 23 Provisions

MEUR	Restruc-turing	Environ-mental reserves	Other	Total
Closing balance on December 31, 2010	**4.9**	**2.6**	**3.3**	**10.8**
Unwinding of discount	0.2	0.1	0.2	0.5
Reclassifications	–6.3	3.5	0.0	–2.8
Provisions made during the year	2.7	2.0	0.0	4.7
Provisions used during the year	–1.2	–1.3	0.0	–2.5
Exchange differences	–0.3	–0.1	–0.1	–0.5
Closing balance on December 31, 2011	**0.0**	**6.8**	**3.4**	**10.2**
Unwinding of discount	0.0	0.3	0.2	0.5
Provisions made during the year	0.0	0.3	0.0	0.3
Provisions used during the year	0.0	–0.3	0.0	–0.3
Exchange differences	0.0	–0.3	–0.1	–0.5
Closing balance on December 31, 2012	**0.0**	**6.8**	**3.4**	**10.2**
Unwinding of discount	0.0	0.3	0.0	0.3
Business Combinations	0.8	0.0	6.7	7.5
Provisions made during the year	8.4	5.2	14.0	27.6
Provisions used during the year	–0.4	–0.9	–4.5	–5.8
Provisions reversed	0.0	0.0	–3.5	–3.5
Exchange differences	–0.1	–0.3	0.2	–0.2
Closing balance on December 31, 2013	**8.7**	**11.1**	**16.3**	**36.1**

Restructuring provisions consisted mainly of employee related redundancy and early retirement provisions. The significant increase during 2013 relates mainly to synergy and integration activities post the business combination described in note 3. The increase in the environmental provisions relates mainly to the closed Italian and US production sites where accelerated unwinding of discount and a change in estimates triggered an increase in the provision. In other provisions the main driver of the increase relates to Osnabruck committments. Munksjö Oyj made a commitment to pay certain costs arising from the divestment of some businesses in Osnabruck, Germany by Ahlstrom required by the European Commission as a condition of regulatory approval. During 2011, provisions previously classified as restructuring were reclassified as environmental to better reflect the nature and timing of the related provision.

The provisions above have been made based on the assessment described in Note 2.

NOTE 24 Accrued expenses and deferred income

MEUR	2013	2012	2011
Provision for restructuring (note 23)	–	–	2.8
Accrual for invoices not yet received	34.5	13.1	10.4
Accrued wages and salaries	10.7	8.4	5.8
Accrued vacation pay	12.4	6.4	6.8
Accrued social security costs	10.7	7.5	8.8
Accrued customer bonus	8.1	3.7	3.0
Current derivatives assets	2.3	0.9	8.6
Other	9.9	2.0	2.3
Total accrued expenses and prepaid income	**88.6**	**42.0**	**48.7**

NOTE 25 Financial risk management

The Group's main exposure to financial risk consists of currency risk (extensive transaction and translation exposure), liquidity and financing risk, interest risk and credit risk (also referred to as counterparty risk). Munksjö's financing activities and the management of financial risks are generally carried out centrally and are in compliance with the financial policy adopted by the Board of Directors. The financial risks are described below, as well as the most significant risk management activities intended to mitigate them.

Group overview | Munksjö 2013 | Financial report

Munksjö 2013
Notes 83

Currency risk

Transaction exposure

Most European entities invoice primarily in EUR and their costs are incurred in the same currency, however Munksjö's Swedish units are exposed to exchange rate fluctuations, as the main share of its income is invoiced in foreign currencies, primarily EUR and USD, while costs are in SEK. The transaction exposure is the profit and loss effect that arises between the time of sale and the time of payment following an exchange rate fluctuation. Munksjö's Brazilian entity invoices primarily in BRL and their costs are incurred in the same currency.

Munksjö's operative entities are affected by the exchange rates applicable at any given time in order to achieve a continuous adjustment of the commercial conditions to the existing currency situation. The main objective of the operative entities is the operating margin, which is measured excluding the profit and loss effects from the hedging of the currency flows.

To reduce the effects of the transaction exposure at group level, Munksjö continuously hedges a forecasted net flow in the foreign currencies according to the financial policy, which states that up to 65–85% of the net flow in the upcoming 9–month period shall be hedged. At the end of 2013, the currency contracts that had not yet been nominally recognised as income amounted to KEUR –17.6. The currency forward contracts are entered into on a monthly basis, with a maturity of nine months.

2013, MEUR	SEK	USD	EUR	Other
Net sales 2013	36	137	685	7
Net expenses 2013	–170	–84	–574	–6
Exposure	**–134**	**53**	**112**	**1**
Total hedged 2013-12-31	**–59**	**18**		

2012, MEUR	SEK	USD	EUR
Net sales 2012	48	111	448
Net expenses 2012	–168	–20	–381
Exposure	**–119**	**91**	**67**
Total hedged 2012-12-31		**24**	**23**

2011, MEUR	SEK	USD	EUR
Net sales 2011	50	89	465
Net expenses 2011	–159	–20	–421
Exposure	**–110**	**68**	**44**
Total hedged 2011-12-31		**25**	

Translation exposure

Munksjö has assets in foreign currencies, primarily through the ownership of its Swedish and Brazilian subsidiaries. The translation exposure arises when the net assets of the foreign subsidiaries are translated into EUR.

Liquidity and financing risk

Liquidity and financing risk refers to the risk that Munksjö cannot meet its payment obligations due to insufficient liquidity or difficulties in raising new loans. Munksjö has access to non-current financing of its operations. As described in note 21 a major refinancing was undertaken in 2013 in connection with the business combination as described in Note 3.

Even if the new share issue conducted in connection with the combination strengthens the Group's financial position, it cannot be precluded that Munksjö might still require additional financing in the future, such as through the raising of a loan or through a new share issue. The access to additional financing is affected by a number of factors, including market conditions, the general availability of credit as well as Munksjö's credit rating and credit capacity. The access to additional financing is further dependent on the fact that customers, suppliers, and lenders must not get a negative opinion of Munksjö's current and non-current financial prospects. Disturbances and uncertainties on the capital and credit markets may also limit the availability of the capital required to operate the business.

Liabilities to credit institutions and shareholders that fall to payment:

MEUR	2013	2012	2011
within 1 year	42.4	14.8	14.9
between 1–5 years	268.0	258.9	255.8
after 5 years	3.1	0.7	0.8
Total interest-bearing liabilities[1]	**313.5**	**274.5**	**271.5**

[1] Interest bearing liabilities excludes accrued interest and fair value of interest rate swaps of MEUR 3,4. (0.8, 0.8)

MEUR	31 December 2013	31 December 2012	31 December 2011
Syndicated EUR loans	285.0	149.8	149.9
Syndicated SEK loans	–	99.0	95.4
Syndicated EUR revolver loans	20.0	14.3	14.3
Other interest-bearing liabilities	8.5	11.4	11.9
Total	**313.5**	**274.5**	**271.5**

As discussed in Note 21, during 2013 Munksjö Oyj entered into a EUR 365 million Term and Revolving Facilities Agreement. The facilities consist of EUR 295 million term loan facilities to provide financing for the repayment of certain existing loans of Munksjö AB to credit institutions, and for the repayment of the debt assumed by Munksjö Oyj towards Ahlstrom Corporation in connection with the LP Europe demerger, and EUR 70 million revolving credit facility to provide working capital financing for Munksjö Oyj and its subsidiaries. At 31 December 2013, EUR 305 million of the total facilities of EUR 365 million had been utilised. EUR 100 million of the term loan facility has bi-annual repayments of EUR 10 million commencing December 2013 and finishing March 2018. The remaining EUR 195 million is also repayable in March 2018. As a result of the repayment made in December total facilities amounted to EUR 355 million as at 31 December 2013. The interest payable under the facilities agreement depends on the ratio of consolidated senior net debt to consolidated EBITDA of the Group. Currently, the weighted average interest rate is approximately 4.2 per cent.

Interest-bearing net debt amounted to EUR 230.4 million at 31 December 2013 (217.3; 251.6), resulting in a gearing of 54.4% (108.9%, 123.2%). According to Munksjö's financial covenants for 2013, the consolidated senior net debt to consolidated EBITDA needs to be 4.0 or less and the consolidated EBITDA to consolidated net finance charges shall not be less than 4.0.

The financing agreement also contains other covenants including a capital expenditure limit for each year that must not be exceeded. The applicable amount is MEUR 60 for 2013.

Interest risk

The variable interest risk consists of the profit and loss effect caused by an interest rate fluctuation. The speed with which an interest rate trend will impact the profit or loss depends on the fixed interest terms of the loans and investments. The Group had an average fixed interest term of 15 months at year-end.

At the end of 2013, Munksjö held interest rate swaps of MEUR 200 (140, 140) on the syndicated loan. The fixed portion of the loan had an average interest rate of 0,40%, while the flexible portion held by Munksjö is based on the 3 months Euribor rate. The interest rate swaps lessens the impact of an interest rate fluctuation. The interest rate swaps commencing in January and October, 2013 have a maturity date of July, 2015 and October, 2016. Settlement occurs on a quarterly basis.

In case of an interest rate fluctuation, costs related to borrowings including interest rate swaps are affected as stated below.

Interest +1%	MEUR 1.1
Interest +2%	MEUR 2.1

84

Munksjö 2013
Notes

Price risk

Munksjö hedges 50% (approx 68 000 Mwh) of its annual electricity consumption for the Swedish entities. This entails a price risk for the unhedged portion. The electricity hedging is arranged via Statkraft, within predetermined maximum/minimum levels until 2015.

With regard to pulp, Munksjö has a policy of hedging no more than 50% of the sales/purchases.

During 2013, purchases of 1 633 tonnes of short fiber pulp were hedged each month. A further 45 000 tonnes of short and long fibre pulp swaps were entered into in October 2013 which will mature at a monthly rate of 3 750 tonnes commencing January 2014. The long fiber pulp is manufactured and sold by Munksjö, whereas both long and short fiber pulp is used in production.

The following table shows the estimated effect on profit before tax for price changes from pulp, energy and titanium dioxide.

MEUR	Actual	On a pro-forma basis
Pulp +5%	–5	–10
Energy +5%	–4	–6
Titanium dioxide +5%	–5	–5

Credit risk

Credit risk refers to the risk that a counterparty, in a financial transaction, cannot meet its obligations. To avoid this, it is clearly defined in Munksjö's financial policy how any excess liquidity may be invested. The calculation of credit risk includes positive profit and loss effects on derivative contracts with a counterparty. Munksjö's maximum credit risk exposure corresponds to the fair values of the financial assets, see Note 21.

Customer structure and customer credit

Munksjö has long-standing customer relations, and the major share of the sales, approximately 70%, is to Europe. The sales can be based on framework agreements specifying general terms and conditions of supply and planned supply quantities; alternatively, the customer submits a request regarding the quality and quantity for a specific purpose. Various pricing models are used, either according to an issued price list or using a fixed price for a certain period. For pulp there are publicity quoted market prices available. The extension of credits to customers varies depending on the market and the product. Accounts receivables amounted to MEUR 128.7 (80.6, 83.7) at year-end 2013.

The Group has a credit policy that governs the management of customer credits. The fair value of accounts receivables and supplier credits is commensurate with the recognised value.

Accounts receivable, MEUR	2013	2012	2011
Accounts receivable not due	116.5	73.2	75.9
Receivables overdue			
< 30 days	10.5	5.8	5.8
30–90 days	0.3	0.9	0.9
> 90 days	1.4	0.7	1.1
Receivables overdue	**12.2**	**7.4**	**7.8**
Total accounts receivable	**128.7**	**80.6**	**83.7**

Financial instruments, per level

The table shows derivative instruments valued at fair value (MEUR). The division per level is made as follows: Level 1 means that there are quoted prices on active markets, which prices have been used in the valuation.

Level 2 means that the valuation of the derivative is indirectly attributed from quoted prices. Level 3 means that the derivative instrument has been valued based on non-observable market data.

Munksjö's derivatives are classified in levels 2 and 3. No changes between levels occurred during the year.

Derivative instruments used for hedging purposes, MEUR	Level 1	Level 2	Level 3	Total
2013				
Currency derivatives	–	–0.1	–	–0.1
Electricity derivatives	–	–0.5	–	–0.5
Pulp derivatives	–	–	–0.7	–0.7
Interest rate derivatives	–	–0.2	–	–0.2
Total	**–**	**–0.8**	**–0.7**	**–1.5**

Financial instruments

The currency and electricity hedges made negative contributions as the Swedish kronor became weaker and electricity prices stayed low. The low prices on short fiber pulp have a negative impact on the pulp swaps and the continued low interest rate has a negative impact on the interest rate swaps.

Realised hedging, MEUR	2013	2012	2011
Currency derivatives	–0.2	1.9	2.4
Electricity derivatives	–0.4	–1.1	–3.2
Pulp derivatives	–0.2	–0.2	0.4
Interest rate derivatives	–0.2	–3.7	–3.3
Total	**–1.0**	**–3.1**	**–3.7**

Offset of financial instruments

MEUR	Bank[1]	Asset	Liability	Netting	Balance Sheet Presentation
Currency derivatives	A	0,9	–1.0	–0.1	Current Assets
Pulp Derivatives	A	0,0	–0.7	–0.7	Current Liabilities
Interest rate swaps	A	0,0	–0.1	–0.1	Current Borrowings
Electricity derivatives	B	0,0	–0.5	–0.5	Current Liabilities
Interest rate swaps	C	0,0	–0.1	–0.1	Current Borrowings
Total		**0,9**	**–2.4**	**–1.5**	

[1] Counterparty for the derivatives.

Capital Management

The Group monitors capital on the basis of the gearing ratio. The ratio is calculated by dividing net debt by equity. Net debt is calculated as total borrowings as shown in the balance sheet less accrued interest less cash and cash equivalents. The Group strategy is to maintain a gearing ratio of below 80% and the ratio as at 31 December 2013 was 54,4%.

Group overview | Munksjö 2013 | Financial report

Munksjö 2013
Notes

85

NOTE 26 Subsidiaries

The consolidated accounts include the following entities

	Corporate ID	Registered Office	Share of votes %	Share of equity %
Munksjö Oyj	2480661-5	Helsinki	Parent	Parent
Munksjö AB	556669-9731	Jönköping	100	100
Munksjö Belgium SA	0524.794.249	Wavre, Belgium	100	100
Munksjö UK Limited	08428608	London, England	100	100
Munksjö Poland sp. Z o.o.	0000419368	Warsaw, Poland	100	100
Munksjö India Private Limited	U21020DL2013FTC252459	New Delhi, India	100	100
Munksjö Turkey paper Products Trading Limited	861191	Istanbul, Turkey	100	100
Munksjö Holding AB	556671-5552	Jönköping	100	100
Munksjö Sweden AB	556000-2262	Jönköping	100	100
Munksjö Aspa Bruk AB	556064-6498	Askersund	100	100
Munksjö Paper AB	556117-9044	Jönköping	100	100
Munksjö Paper S.P.A.	02666640129	Besozzo, Italy	100	100
Munksjö Vendite Italia S.r.l	03090000120	Busto Arsizio, Italy	100	100
Munksjö Spain Holding, S.L	B-63681605	Berástegui, Spain	100	100
Munksjö Paper, S.A.	A-20012563	Berástegui, Spain	100	100
Munksjö France Holding SAS	529514408	Arches, France	100	100
Munksjö Arches SAS	428720668	Arches, France	100	100
Munksjö Paper (Taicang) Co. Ltd	79109300-3	Taicang, China	100	100
Munksjö Germany Holding GmbH	HRB 501626	Unterkochen, Germany	100	100
Munksjö Paper GmbH	HRB 501106	Unterkochen, Germany	100	100
Kraftwerksgesellschaft Unterkochen GmbH	HRB 720446	Unterkochen, Germany	60	60
Munksjö Dettingen Gmbh	HRB 361000	Dettingen, Germany	100	100
Munksjö S.P. Italy SRL	12306490157	Italy	100	100
Munksjö Paper Inc.	52-1517747	Fitchburg, USA	100	100
Munksjö Brasil Indústria e Comércio de Papéis Especiais Ltda	CNPJ 16.929.712/0001-20	Jacareí, Brazil	100	100
Munksjo Italia S.p.A.	08118010159	Turin, Italy	100	100
Munksjö LabelPack S.A.S.	318 072 360	Fontenay-sous-Bois Cedex, France	100	100
Munksjö Paper Trading (Shanghai) Co., Ltd.	31010506253047X	Shanghai, China	100	100
Munksjö Rus O.O.O	1137746559940	Moscow, Russia	100	100

NOTE 27 Assets pledged and contingent liabilities

Assets pledged, MEUR	2013	2012	2011
Property mortgages for other commitments	62.5	93.3	83.1
Blocked bank accounts	1.2	0.6	1.9
Chattel mortgages	51.6	192.8	188.7
Total pledged assets	**115.3**	**286.7**	**273.7**

The properties and shares in the subsidiaries have been pledged with Nordea Bank AB as the representative of a bank syndicate that provides non-current financing to the Munksjö Group.

Contingent liabilities, MEUR	2013	2012	2011
Guarantees and other contingent liabilities	1.3	1.4	1.2
Total contingent liabilities	**1.3**	**1.4**	**1.2**

NOTE 28 Transactions with related parties

Salaries and remuneration to Board Members and senior executives are set out in Note 8 Remuneration to the Board of Directors and senior executives.

Munksjö AB had a shareholder loan of MEUR 0.7 (0.8) as at 31 December 2012, 2011, which was split as follows: EQT: MEUR 0.2, Board Members: MEUR 0.1 and current and former senior executives of the Munksjö Group: MEUR 0.4, the loan had an interest of EURI-BOR 360 days +7.5 percent, which amounted to MEUR 0.0 (0.07, 0.07). The amount of interest paid in 2013 was significantly lower than in prior periods as the loan was repaid during 2013. There have been no additional loans, purchases, or sales in relation to the Board of Directors or senior executives.

The subsidiary Munksjö Aspa Bruk AB purchases wood and woodchips from the associated company Sydved AB. During the year Aspa Bruk AB purchased 874 000 m^3 (879 000, 847 000) of wood and woodchips amounting to MEUR 44.7 (47.5, 48.9).

The subsidiary Munksjö Paper GmbH is buying electricity and gas from Stadtwerke Aalen GmbH who owns 40% of Munksjö Paper GmbH's subsidiary Kraftwerksgesellschaft Unterkochen GmbH, the related purchase amounts to MEUR 6.2 (6.3, 7.2).

In connection with the business combination described in note 3, certain assets in Turin are shared by Munksjo Italia S.p.A. and the Ahlstrom business remaining at the Turin site. The shared assets have been transferred to AM Real Estate Srl which is owned 50:50 by Munksjö Oyj and an Ahlstrom Group company. During 2013 AM Real Estate charged Munksjö Italia S.p.A. MEUR 1.7 related to the use of assets. In addition to the use of assets Munksjö Oyj received a loan from AM Real Estate during 2013. The amount outstanding as at 31 December 2013 amounted to MEUR 1.2 and the interest charged is fixed to three month Euribor plus a margin of 4.77%.

Other than as stated above, there are no significant transactions with related parties.

86

Munksjö 2013
Key figures

Consolidated key ratios

	2013	2012*	2011*
Net sales	863.3	607.1	604.0
Operating result	–33.4	7.4	10.5
Net result	–57.4	–10.5	3.1
Margins (adjusted)			
EBITDA margin, %	6.4%	7.0%	7.8 %
Operating margin, %	1.8%	2.8%	4.1 %
Return (12 months continuous)			
Return on operating capital, % (adjusted)	2.8%	3.9%	6.1 %
Return on shareholders' equity, %	–10.8%	–5.1%	1.8 %
Capital structure at period's end			
Operating capital, MEUR	695.5	413.0	454.6
Shareholders' equity, MEUR	423.8	199.5	204.2
Interest-bearing net debt, MEUR	230.4	217.3	251.6
Debt/equity ratio, %	54.4%	108.9%	123.2 %
Equity/assets ratio, %	35.7%	29.4%	30.5 %
Per share (before and after dilution)			
Earnings per share, EUR	-2.0	-0.9	0.2
Shareholders' equity per share, EUR	8.3	16.2	2.7
Average number of shares	29,228,454	12,306,807	12,306,807
Capital expenditure, MEUR	22.6	14.8	22.4
Employees, FTE	2,216	1,679	1,635

* The comparative figures have been restated due to the change in presentation currency from Swedish krona to Euro.

Calculation of key figures

EBITDA
Operating result before depreciation and amortisation. EBITDA margin EBITDA as a percentage of Net sales.

Operating margin
Operating result after depreciation and amortisation as a percentage of Net sales.

Return on shareholders' equity
Result or the year as a percentage of average shareholders' equity.

Operating capital
Balance sheet total less interest-bearing assets, tax assets and non interest-bearing operating liabilities, including pension provisions.

Return on operating capital
Operating result as a percentage of operating capital.

Net Interest-bearing liability
Interest-bearing assets (including cash and equivalents) less interest-bearing liabilities.

Debt/equity ratio
Interest-bearing net debt divided by shareholders' equity including non-controlling interests.

Equity/assets ratio
Shareholders' equity including non-controlling interests as a percentage of total assets.

Earnings per share
Result for the period divided by the average number of shares outstanding.

Equity per share
Shareholders' equity divided by the number of shares outstanding at the end of the period.

FTE
Number of hours worked divided by normal annual working hours.

Interest bearing liabilities and assets
Liabilities and assets which have a contractual obligation/right to pay/receive interest to/from a financial institution.

Non-recurring items
Income or expense arising from activities or events outside of normal activities and of a non-recurring nature.

Group overview | Munksjö 2013 | Financial report

Munksjö 2013
Shareholder information

87

Shareholder information

LARGEST REGISTERED SHAREHOLDERS AS AT 31 DECEMBER 2013 (EXCLUDING NOMINEE REGISTERED)

		Number of shares and votes	%
1	Munksjö Luxembourg Holding S.A.R.L.	12,456,729	24.4
2	Ahlstrom Coporation	9,081,220	17.8
3	Vimpu Intressenter Ab	3,271,410	6.4
4	Antti Ahlströmin Perilliset Oy	2,407,520	4.7
5	Ilmarinen Mutual Pension Insurance Company	2,353,646	4.6
6	Varma Mutual Pension Insurance Company	1,512,106	3.0
7	Huber Mona	644,625	1.3
8	Tracewski Jacqueline	518,913	1.0
9	Nahi Kaj Anders Bertel	411,116	0.8
10	Kylmälä Tauno Kim Toivo	397,271	0.8
11	Lund Niklas Roland	357,274	0.7
12	Kylmälä Kasper Johannes	343,655	0.7
13	Studer Anneli	343,592	0.7
14	Huber Samuel	329,394	0.7
15	Huber Karin	328,930	0.6
16	Emmett Linda	327,437	0.6
17	Gullichsen Johan Erik	326,740	0.6
18	Sumelius John Michael	318,289	0.6
19	Koivulehto Monica	299,575	0.6
20	Seligson Peter	285,822	0.6
20 largest shareholders, total		**36,315,264**	**71.1**

SHAREHOLDERS BY SECTOR AS AT 31 DECEMBER 2013

	Number of shareholders	Share of shareholders, %	Number of shares	Number of shares, %
Households	11,427	94.22	12,995,031	25.4
Public sector institutions	8	0.07	4,093,132	8.0
Financial and insurance institutions	20	0.16	297,882	0.6
Corporations	484	3.99	15,564,924	30.5
Non-profit institutions	95	0.78	445,183	0.9
Foreign and nominee registered owners	94	0.78	17,665,429	34.6
Total	**12,128**	**100.00**	**51,061,581**	**100.0**

DISTRIBUTION OF SHAREHOLDERS AS AT 31 DECEMBER 2013

Number of shares	Number of shareholders	% of share-holders	Number of shares	% of shares
1 - 100	7,736	63.8	297,946	0.6
101 - 500	3,216	26.5	625,415	1.2
501 - 1000	570	4.7	356,980	0.7
1001 - 5000	384	3.2	705,609	1.4
5001 - 10000	55	0.5	379,714	0.7
10001 - 50000	67	0.6	1,567,348	3.1
50001 - 100000	47	0.4	3,308,850	6.5
100001 - 500000	44	0.4	9,279,377	18.2
500001 -	9	0.1	34,540,342	67.6
Total	**12,128**	**100.0**	**51,061,581**	**100.0**

88
Munksjö 2013
Parent company Income Statement
Extract of the parent company financial statement
The Parent Company Financial Statements are prepared according to Generally Accepted Accounting Principles in Finland “Finnish GAAP”; see Group Consolidated Financial Statements Note 1 Accounting principles. The main differences between the accounting policies of the Group and the Parent Company are:
• The valuation of derivative financial instruments,
• Costs related to the combination of Munksjö AB and
Ahlstrom Oyj’s Label and processing business,
• Costs related to the listing of the company’s shares on the
Helsinki stock exchange.
Parent company Income Statement
MEUR 1.1.–31.12.2013 15.5.–31.12.2012
Income 1.7 0.0
Personnel costs –0.4 0.0
Operating expenses –15.7 0.0
Amortisation of intangible assets –3.1 0.0
Operating loss –17.5 0.0
Financial income and expense
Interest income group companies 9.5 0.0
Interest income from credit institutions 0.0 0.0
Interest expense group companies –0.1 0.0
Interest expense to credit institutions –8.0 0.0
Hedging costs –0.6 0.0
Other financial expenses –0.5 0.0
Total financial income and expense 0.3 0.0
Loss before taxes –17.2 0.0
Change in deferred tax 0.7 0.0
Loss for the year/period –16.5 0.0

Group overview Munksjö 2013 Financial report
Munksjö 2013
89
Parent company balance sheet
Parent company balance sheet
MEUR 2013-12-31 2012-12-31
ASSETS
Intangible assets
Intangible rights 1.4 0.0
Other capitalized expenditure 26.0 5.7
27.4 5.7
Non-current assets
Investments
Shares in subsidiaries 351.0 0.0
Shares in joint ventures 9.9 0.0
Loan receivables from group companies 265.9 0.0
Other receivables 0.0 5.8
626.8
5.8
Deferred tax asset 0.7 0.0
Total non-current assets 654.9 11.5
Current assets
Short-term receivables
Prepayments 0.1 1.3
Receivables from group companies 99.7 0.0
Other receivables 0.2 0.0
Total current assets 100.0 1.4
Cash and cash equivalents 51.4 0.1
TOTAL ASSETS 806.3 12.9
EQUITY AND LIABILITIES
Equity
Share capital 15.0 0.1
Reserve for invested unrestricted equity 319.2 0.0
Retained earnings 0.0 0.0
Loss for the financial year –16.5 0.0
Total equity 317.7 0.1
Provisions 9.1 0.0
Non-current liabilities
Borrowings from credit institutions 265.0 0.0
Borrowings from group companies 13.0 0.0
Borrowings from joint ventures 1.2 0.0
Total non-current liabilities 279.2 0.0
Current liabilities
Short-term
Borrowings from credit institutions 40.0 0.0
Borrowings from group companies 153.3 0.0
Accrued interest 3.2 0.0
Accounts payable 2.4 0.0
Accounts payable to group companies 0.2 0.0
Accrued liabilities 1.2 12.8
Total current liabilities 200.3 12.8
Total Liabilities 488.6 12.8
TOTAL EQUITY AND LIABILITIES 806.3 12.9
The accompanying notes are an integral part of these consolidated financial statements.

90 Munksjö 2013
Parent company cash flow statement
Parent company cash flow statement
MEUR 1.1. - 31.12.2013 15.5. - 31.12.2012
Cash flow used in operating activities
Net loss before taxes –17.2 0.0
Amortisation 3.1 0.0
Financial income and expenses –0.9 0.0
Movement in provisions 9.1 0.0
Interest received and paid 4.1 0.0
Change in working capital –8.2 11.5
–10.1 11.5
Cash flow used in investing activities
Investment in intangible assets –13.9 –5.7
Investment in shares of subsidiaries –4.7 –5.8
Working capital adjustment business combination 9.5 0.0
Proceeds from sale of shares 14.4 0.0
Loans to group companies –265.9 0.0
–260.7 –11.5
Cash flow from financing activities
Proceeds from share issue 128.5 0.1
Proceeds from borrowings, net of fees 304.5 0.0
Repayment of acquired entities borrowings to Ahlstrom –155.9 0.0
Repayment of borrowings to credit institutions –10.0 0.0
Proceeds from borrowings from group or affiliated companies 55.0 0.0
322.1 0.1
Net increase/decrease in cash and cash equivalents 51.3 0.1
Cash and cash equivalents at beginning of period 0.1 0.0
Cash and cash equivalents at end of period 51.4 0.1
The accompanying notes are an integral part of these consolidated financial statements.

Group overview Munksjö 2013 Financial report
Munksjö 2013 91
Board’s proposal for the Annual General Meeting
Board’s proposal for the Annual General Meeting
The Board of Directors proposes that no dividend will be paid for the fiscal year 2013.
The Board of Directors proposes that the Annual General Meeting would decide to pay funds from the reserve for invested non-restricted equity as return of equity based on the balance of
31 December 2013 adopted by the Annual General Meeting, the amount of return being EUR 0.1 per share.
No significant changes have taken place in the company’s financial position since the end of the financial year. The company’s liquidity is good and in the opinion of the Board of Directors the proposed payment of funds will not put the company’s solvency at risk.
Signatures to the Financial Statements and the Board of Directors’ Report
Stockholm, 13 February 2014
Peter Seligson Fredrik Cappelen Sebastian Bondestam
Chairman of the Board Deputy Chairman of the Board
Jarkko Murtoaro Hannele Jakosuo-Jansson
Elisabet Salander Björklund Jan Åström
CEO

92 Munksjö 2013
Auditor’s Report
Auditor’s Report
(Translation from the Swedish Original)
To the Annual General Meeting of Munksjö Oyj
We have audited the accounting records, the financial statements, the report of the Board of Directors and the administration of Munksjö Oyj for the year ended 31 December, 2013. The financial statements comprise the consolidated statement of financial position, statement of comprehensive income, statement of changes in equity and statement of cash flows, and notes to the consolidated financial statements, as well as the parent company’s balance sheet, income statement, cash flow statement and notes to the financial statements.
Responsibility of the Board of Directors and the Managing Director
The Board of Directors and the Managing Director are responsible for the preparation of consolidated financial statements that give a true and fair view in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU, as well as for the preparation of financial statements and the report of the Board of Directors that give a true and fair view in accordance with the laws and regulations governing the preparation of the financial statements and the report of the Board of Directors in Finland. The Board of Directors is responsible for the appropriate arrangement of the control of the company’s accounts and finances, and the Managing Director shall see to it that the accounts of the company are in compliance with the law and that its financial affairs have been arranged in a reliable manner.
Auditor’s Responsibility
Our responsibility is to express an opinion on the financial statements, on the consolidated financial statements and on the report of the Board of Directors based on our audit. The Auditing Act requires that we comply with the requirements of professional ethics. We conducted our audit in accordance with good auditing practice in Finland. Good auditing practice requires that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the report of the Board of Directors are free from material misstatement, and whether the members of the Board of Directors of the parent company or the Managing Director are guilty of an act or negligence which may result in liability in damages towards the company or whether they have violated the Limited Liability Companies Act or the articles of association of the company.
An audit involves performing procedures to obtain audit
evidence about the amounts and disclosures in the financial statements and the report of the Board of Directors. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of financial statements and report of the Board of Directors that give a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements and the report of the Board of Directors.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion on the Consolidated Financial Statements
In our opinion, the consolidated financial statements give a true and fair view of the financial position, financial performance, and cash flows of the group in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU.
Opinion on the Company’s Financial Statements and the Report of the Board of Directors
In our opinion, the financial statements and the report of the Board of Directors give a true and fair view of both the consolidated and the parent company’s financial performance and financial position in accordance with the laws and regulations governing the preparation of the financial statements and the report of the Board of Directors in Finland. The information in the report of the Board of Directors is consistent with the information in the financial statements.
Helsinki, 11 March 2014
PricewaterhouseCoopers Oy Authorised Public Accountants
Merja Lindh
Authorised Public Accountant